EXHIBIT 10.3
EXECUTION COPY

DATED AS OF FEBRUARY 26, 2014

T-MOBILE AIRTIME FUNDING LLC
as Funding Seller

BILLING GATE ONE LLC
as Purchaser

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE
as Bank Purchasing Agent

T-MOBILE PCS HOLDINGS LLC
as Servicer

and

T-MOBILE US, INC.
as Performance Guarantor

MASTER RECEIVABLES PURCHASE AGREEMENT

i

THIS MASTER RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) is dated as of February 26, 2014, and made
AMONG:

(1)
T-Mobile Airtime Funding LLC, a limited liability company organized under the laws of the State of Delaware, with its principal place of business at 12920 SE 38th Street, Bellevue, Washington, USA 98006 (“T-Mobile Funding” or the “Funding Seller”);

(2)
Billing Gate One LLC, a limited liability company organized under the laws of the State of Delaware, with its principal place of business at 919 N. Market Street, Suite 1600, Wilmington, Delaware, USA 19801 (the “Purchaser”);

(3)
Landesbank Hessen-Thüringen Girozentrale, a public law corporation incorporated under the laws of Germany, registered in the commercial register kept at the local court (Amtsgericht) of Frankfurt am Main under registration number HRA 29821 and the local court (Amtsgericht) of Jena under registration number HRA 102181, with its business address at Neue Mainzer Straße 52-58, 60311 Frankfurt am Main, Germany (“Helaba” or the “Bank Purchasing Agent”);

(4)
T-Mobile PCS Holdings LLC, a Delaware limited liability company, with its business address at 12920 SE 38th Street, Bellevue, Washington, USA 98006, as Servicer (“T-Mobile PCS Holdings” or the “Servicer”); and

(5)	T-Mobile US, Inc., a Delaware corporation, with its business address at 12920 SE 38th Street, Bellevue, Washington, USA 98006 (the “Performance Guarantor” or “TMUS”).
PREAMBLE

(A)
On or about the date hereof, T-Mobile PCS Holdings and the Originators entered into a receivables sale and conveyancing agreement, as amended from time to time (the “Conveyancing Agreement”), pursuant to which T-Mobile PCS Holdings (in such capacity, the “Initial Purchaser”) has agreed to purchase Receivables and Related Rights from the Originators, and the Originators have agreed to sell certain Receivables and Related Rights to the Initial Purchaser.

(B)
On or about the date hereof, T-Mobile Funding and the Initial Purchaser have entered into a receivables sale and contribution agreement, as amended from time to time (the “Contribution Agreement”), pursuant to which T-Mobile Funding has agreed to purchase Receivables and Related Rights from the Initial Purchaser, and the Initial Purchaser has agreed to sell or contribute Receivables and Related Rights to T-Mobile Funding that the Initial Purchaser has acquired pursuant to the Conveyancing Agreement.

(C)
In order to enable the Funding Seller to purchase such Receivables and Related Rights from the Initial Purchaser pursuant to the Contribution Agreement, the Funding Seller and the Purchaser wish to enter into this Agreement, pursuant to which the Funding Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Funding Seller, the Receivables and Related Rights that the Funding Seller has acquired pursuant to the Contribution Agreement.

(D)
In order to enable the Purchaser to purchase the Receivables and Related Rights from the Funding Seller pursuant to this Agreement, the Bank Purchasing Agent, the Bank Purchasers and the Purchaser shall enter into the Onward Receivables Purchase Agreement, as amended from time to time (the “Onward Receivables Purchase Agreement”), on or about the date hereof, pursuant to which the Purchaser shall agree to sell to the Bank Purchasers, and the Bank Purchasers shall agree to purchase from the Purchaser, undivided percentage ownership interests in such Receivables and Related Rights.

(E)	Helaba has been requested and is willing to act as Bank Purchasing Agent on behalf of the Bank Purchasers and their assigns in accordance with the terms of the Onward Receivables Purchase Agreement.

(F)	T-Mobile PCS Holdings has been requested, and is willing, to act as the Servicer in accordance with the terms hereof.

(G)
In order to induce the Purchaser to enter into this Agreement, the Performance Guarantor has agreed to guaranty certain of the obligations of the Servicer, the Initial Purchaser and the Originators under the Transaction Documents.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions
In this Agreement (including recitals hereto):
“Account Bank Required Rating” means a short-term debt rating of at least A-1 by S&P and at least P-1 by Moody’s.
“Account Control Agreement” means the agreement dated on or about the date hereof among the Bank Purchasing Agent, the Purchaser, the Funding Seller and the Collection Account Bank entered into to perfect the security interest of the Bank Purchasing Agent and the Purchaser in the Collection Account.
“Accrual Period” means (A) initially, the period beginning on the Closing Date and ending on the first Settlement Date and (B) the period beginning on any Settlement Date and ending on the subsequent Settlement Date.
“Administration Fee” means the amount set forth in the applicable Fee Letter.
“Adverse Claim” means a lien, security interest, trust, mortgage, hypothecation, charge, floating charge, pledge, assignment, deposit arrangement, easement, right of way, or any promise or irrevocable mandate or other encumbrance (including any lien by attachment, conditional sale, capital lease, retention of title, and any form of extended retention of title), or other right, claim, preference, priority, or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever under the laws of any jurisdiction in, of or on any asset or property of a Person (including any UCC financing statement or any similar instrument of any jurisdiction filed against such Person, its assets or properties) and any financing lease having substantially the same economic effect as any of the foregoing.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.
“Aged Receivable” means a Purchased Receivable (other than a Written-Off Receivable) that has not been paid in full by the related Obligor more than 120 days after its original Due Date.
“Aged Receivables Ratio” means, for any Settlement Date, a fraction, expressed as a percentage, the numerator of which is the aggregate Outstanding Balance of all Receivables that first became Aged Receivables or Written-Off Receivables during the most recently ended Collection Period, and the denominator of which is the Settlement Date Receivables Balance for the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been the Closing Date Receivables Balance).
“Aged Receivables Write-Off Amount” shall have the meaning specified in Section 5.3
“Aggregate Level 3 Excess Loss Sharing Payment Amount” shall have the meaning specified in Section 5.3.
“Aggregate Level 3 Loss Sharing Payment Amount” shall have the meaning specified in Section 5.3.
“Agreement” shall have the meaning specified in the preamble hereto. For the avoidance of doubt, this “Agreement” shall include the Performance Guarantee.
“Allocated Write-Off Amount” means, with respect to each Batch, for each Settlement Date, the aggregate amount of Write-Offs that occurred with respect to the Purchased Receivables included in such Batch during the most recently ended Collection Period.
“Bank Purchaser” shall mean each of (A) Helaba and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Düsseldorf branch, a bank incorporated under the laws of Japan, operating through its Düsseldorf Branch, which is registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Düsseldorf under registration number HRB 34094, with its seat at Breite Straße 34, 40213 Düsseldorf, Germany, in their respective capacities as a “Bank Purchaser” under the Onward Receivables Purchase Agreement, and (B) any other Person that becomes party to the Onward Receivables Purchase Agreement as a “Bank Purchaser” in accordance with the terms thereof.
“Bank Purchasing Agent” means Helaba in its capacity as Bank Purchasing Agent under the Onward Receivables Purchase Agreement.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
“Bankruptcy Event” means, for any Person, any of the following events:

(a)
a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and, except in the case of the Funding Seller, such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief in respect of such Person shall be entered in an involuntary case under the Bankruptcy Code or other similar laws now or hereafter in effect; or

(b)
such Person shall commence a voluntary case or other proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestration or the like, for such Person or any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due; or

(c)
such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or file a notice of intention to make a proposal to some or all of its creditors.

“Batch” refers to the Closing Date Batch or any Collection Period Batch.
“Batch Receivables Amount” means the aggregate Nominal Value of all of the Purchased Receivables that belong to such Batch as at their respective Purchase Dates.
“Billing Gate One Trust” means Billing Gate One Trust, a Delaware statutory trust.
“Bloomberg Screen” means the display which appears on the Bloomberg page “USOOO1M” (or such other page as may replace that page on that service).
“Business Day” means a day (other than a Saturday or Sunday) on which banks in Düsseldorf, Germany; Frankfurt am Main, Germany; London, England, U.K.; New York City, New York, U.S.A.; Seattle, Washington, U.S.A.; Wilmington, Delaware, U.S.A.; and the Collection Account Bank are open for business.
“CCPC” means, with respect to a Receivable, the Cost Center Profit Center identified by the Servicer on its related books and records and collections systems.
“Change in Law” means (i) any change after the date of this Agreement in (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, or (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States (including the Federal Republic of Germany), including, in each case, transition rules, and any amendments to such regulations adopted prior to the date of this Agreement, or (ii)

any adoption or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by any of the Purchasing Entities or any corporation controlling any of them. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated or implemented.
“Change of Control” means an event that shall be deemed to occur if Deutsche Telekom shall no longer (i) be the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the Voting Shares of TMUS (or any successor entity) or (ii) have the ability to elect a majority of the Board of Directors of TMUS (or any successor entity).
“Clean-up Call” shall have the meaning specified in Section 11.9.
“Closing Cut-Off Date” means February 26, 2014, at 12:00 a.m., Pacific standard time.
“Closing Date” means March 3, 2014.
“Closing Date Batch” refers, in the aggregate, to all of the Receivables sold by the Funding Seller to the Purchaser on the Closing Date.
“Closing Date Deferred Purchase Price” means an amount equal to the sum of (i) the Closing Date Dilution Reserve Amount, (ii) the Closing Date Mandatory Repurchase Reserve Amount, and (iii) the Closing Date Yield Reserve Amount, (iv) the Closing Date Excess Funding Amount and (v) the Closing Date Level 4 Reserve Amount.
“Closing Date Dilution Reserve Amount” means an amount equal to the product of (i) the Closing Date Receivables Balance and (ii) the Dilution Discount Amount Percentage for the Closing Date.
“Closing Date Excess Funding Amount” means the amount (if any) by which the Closing Date Funded Amount would exceed the Funding Limit, after giving effect to the determination of the Closing Date Dilution Reserve Amount, the Closing Date Mandatory Repurchase Reserve Amount, the Closing Date Yield Reserve Amount and the Closing Date Level 4 Reserve Amount.
“Closing Date Funded Amount” means the amount that equals (A) the product of the Funding Advance Rate and the Closing Date Receivables Balance minus (B) the Closing Date Deferred Purchase Price.
“Closing Date Level 4 Reserve Amount” means the Level 4 Reserve Percentage multiplied by the Closing Date Receivables Balance.

“Closing Date Mandatory Repurchase Reserve Amount” means an amount equal to the product of (i) the Closing Date Receivables Balance and (ii) the Maximum Mandatory Repurchase Percentage on the Closing Date.
“Closing Date Receivables Balance” means an amount equal to the aggregate Outstanding Balance of all Purchased Receivables purchased by the Purchaser from the Funding Seller on the Closing Date, as of the close of business on the Closing Cut-Off Date.
“Closing Date Yield Reserve Amount” means an amount equal to $3,000,000.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (and any successor statute thereto), and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the Closing Date, and any subsequent provisions of the Code, amendments thereto or substituted therefrom.
“Collections” means, with respect to any Purchased Receivable, any cash payments (or equivalent) made by or on behalf of the related Obligor with respect to such Purchased Receivable as a payment thereon and any other cash proceeds of such Purchased Receivables, including cash proceeds of Related Rights with respect to such Purchased Receivables.
“Collection Account” means the deposit account identified as the Collection Account in the Master Receivables Purchase Agreement Side Letter and any successor deposit account.
“Collection Account Bank” means the depositary institution at which the Collection Account is maintained, which depositary institution shall satisfy the Account Bank Required Rating.
“Collection Period” means (A) initially, the period beginning on the Closing Cut-Off Date and ending on March 31, 2014, and (B) each calendar month that shall occur thereafter.
“Collection Period Batch” refers, in the aggregate, to all of the Receivables (other than Receivables in the Closing Date Batch) that have been sold by the Funding Seller to the Purchaser within the same Collection Period, it being understood (for the avoidance of doubt) that each Collection Period in which Receivables are so sold shall give rise to a separate and distinct Batch.
“Commitment Fee” has the meaning specified in Section 4.1.
“Commitment Fee Rate” has the meaning specified in the applicable Fee Letter.
“Competitor” means any Person that is a telecommunications, internet or comparable service provider or otherwise a commercial competitor of the Performance Guarantor or one of its material Affiliates.
“Confidential Information” has the meaning specified in Section 12.1.
“Consolidated Debt” means, as of any date of determination, for the Performance Guarantor and its consolidated Subsidiaries, an amount equal to (a) the amount of long-term debt, plus (b) the amount of short-term debt, minus (c) cash and cash equivalents, each as of the end of the preceding calendar quarter, each as determined in accordance with GAAP and shown in the consolidated balance sheets of the Performance Guarantor as of such date.
“Consolidated EBITDA” means, (I) for any fiscal quarter ending after June 30, 2013, an amount equal to the Consolidated Net Income for such period plus (a) each of the following to the extent deducted in calculating such Consolidated Net Income: (i) interest expense (net of interest income) payable by the Performance Guarantor and its Subsidiaries for such period, (ii) the provision for Federal, state, local and foreign income taxes payable (including those deferred) by the Performance Guarantor and its Subsidiaries for such period, (iii) depreciation and amortization expenses of the Performance Guarantor and its Subsidiaries for such period, (iv) other deducted income and expenses, (v) expenses constituting stock-based compensation and (vi) other non-recurring expenses of the Performance Guarantor and its Subsidiaries reducing such Consolidated Net Income which are not reflective of ongoing operations and (II) for any periods prior to or ending on June 30, 2013, the pro-forma statements shown in the Investor Quarterly (3rd quarter 2013) as filed with the Securities and Exchange Commission on November 5, 2013, for the Performance Guarantor and its predecessor companies.
“Consolidated Equity Ratio” means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is (a) Consolidated Shareholders’ Equity and the denominator of which is (b) Consolidated Total Assets.
“Consolidated Leverage Ratio” means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is (a) Consolidated Debt as of such date and the denominator of which is (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
“Consolidated Net Income” means, for any fiscal quarter for the Performance Guarantor and its consolidated Subsidiaries, the net income of the Performance Guarantor and its consolidated Subsidiaries as of the end of such fiscal quarter, determined in the accordance with GAAP and shown in the consolidated statements of income of the Performance Guarantor and its consolidated Subsidiaries for such date.
“Consolidated Shareholders’ Equity” means, as of any date of determination, the stockholders’ equity of the Performance Guarantor and its consolidated Subsidiaries on a consolidated basis as of the end of the prior calendar quarter determined in accordance with GAAP and shown in the consolidated balance sheets of the Performance Guarantor as of such date.
“Consolidated Total Assets” means, as of any date of determination, the total assets of the Performance Guarantor and its consolidated Subsidiaries on a consolidated basis as of the end of the prior calendar quarter, determined in accordance with GAAP and shown in the consolidated balance sheets of the Performance Guarantor as of such date.
“Contract” means with respect to any Receivable, an agreement or arrangement pursuant to agreed upon terms and conditions between an Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.
“Contribution Agreement” has the meaning specified in the Preamble hereto.

“Conveyancing Agreement” has the meaning specified in the Preamble hereto.
“Credit and Collection Policy” means, with respect to the Receivables and Related Rights, those policies and procedures of T-Mobile PCS Holdings (or one of its Affiliates) with respect to receivables credit, servicing, administering, originating and collection in effect as of the Closing Date and as modified from time to time in accordance with this Agreement.
“Debt” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within twelve months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that for purposes hereof the amount of such indebtedness shall be limited to the greater of (A) the amount of such indebtedness as to which there is recourse to such Person and (B) the fair market value of the property which is subject to the Adverse Claim, (vii) all guarantees of such Person, (viii) the principal portion of all obligations of such Person under capitalized leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, (x) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due by a fixed date, and (xii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes. The Debt of any Person shall include the indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such indebtedness.
“Deferred Purchase Price” means, for each Settlement Date, the sum of (i) the Dilution Reserve Amount, (ii) the Mandatory Repurchase Reserve Amount, (iii) the Yield Reserve Amount, (iv) the Excess Funding Reserve Amount and (v) the Level 4 Reserve Amount, in each case, determined for such Settlement Date.
“Delinquency Ratio” means a fraction, expressed as a percentage, computed as of the last day of each Collection Period, the numerator of which is (a) the aggregate Outstanding Balance of all Purchased Receivables that were Delinquent Receivables as of the close of business on such day, and the denominator of which is (b) the Settlement Date Receivables Balance as of the Settlement Date immediately preceding such day (which, for purposes of the first Collection Period, shall be deemed to have been the Closing Date Receivables Balance).
“Delinquent Receivable” means a Purchased Receivable that is not an Aged Receivable and for which any payment, or part thereof, remains unpaid for more than 60 and less than 91 days from the original Due Date for such payment.
“Designated State” means the states referred to in paragraph (dd) of Annex 3, or such other states designated by the Servicer from time to time and consented to by the Bank Purchasing Agent.
“Deutsche Telekom” means Deutsche Telekom AG, a public law corporation incorporated under the laws of Germany.
“Dilutions” means, with respect to any Purchased Receivable, the aggregate amount of any reductions or adjustments in the Outstanding Balance of such Receivable as a result of any defective, rejected, returned, repossessed or foreclosed goods or services or any credit, rebate, sales allowance, discount or other adjustment or setoff.
“Dilution Discount Amount Percentage” means:
(A) for each Settlement Date other than the first Settlement Date, a percentage equal to the greater of (i) the Dilution Peak Ratio multiplied by (x) 1.1, if TMUS shall then be rated at least BB by S&P and Ba3 by Moody’s, or (y) 1.5, otherwise, and (ii) 8%; and
(B) for the Closing Date and the first Settlement Date, 15%.
“Dilution Peak Ratio” means, (A) for the second and third Settlement Dates, the highest Dilution Ratio after the first Settlement Date, (B) for the fourth to fifteenth Settlement Dates, the highest three-month rolling average of the Dilution Ratios since the second Settlement Date, and (C) for any other Settlement Date, a percentage equal to the highest three-month rolling average of the Dilution Ratio over the 12 immediately preceding Settlement Dates.
“Dilution Ratio” means, for any Settlement Date, a fraction, expressed as a percentage, the numerator of which is (a) the amount of Dilutions that occurred during the most recently ended Collection Period, and the denominator of which is (b) the aggregate Nominal Value of all Receivables sold to the Purchaser hereunder during the most recent Collection Period.
“Dilution Reserve Amount” means, (A) for each Settlement Date prior to the Facility Termination Date, an amount equal to the product of (i) the Settlement Date Receivables Balance on such Settlement Date and (ii) the Dilution Discount Amount Percentage for such Settlement Date, (B) for each Settlement Date on or following the Facility Termination Date on which the Funded Amount is greater than zero, an amount equal to the lesser of (i) the Dilution Reserve Payment Amount and (ii) (a) the Settlement Date Receivables Balance minus (b) the Mandatory Repurchase Reserve Amount, and (C) for each other Settlement Date, zero, provided that, following the Facility Termination Date, the Bank Purchasing Agent at any time may reduce the Dilution Reserve Amount and increase either or both of the Mandatory Repurchase Reserve Amount and the Yield Reserve Amount by a corresponding total amount, whereupon the Dilution

Reserve Amount, the Mandatory Repurchase Reserve Amount and the Yield Reserve Amount shall be adjusted accordingly.
“Dilution Reserve Payment Amount” means, for each Settlement Date, the amount equal to the higher of (A) (i) the Dilution Reserve Amount for the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been the Closing Date Dilution Reserve Amount), minus (ii) the product of (a) the Funding Advance Rate, multiplied by (b) the aggregate amount of all Dilutions that occurred during the most recently ended Collection Period, and (B) zero.
“Discount” means, with respect to each Purchased Receivable, the Outstanding Balance of such Purchased Receivable on the related Purchase Date multiplied by the Discount Rate.
“Discount Ledger” means a book-entry ledger that shall be maintained by the Bank Purchasing Agent, in which the Bank Purchasing Agent shall record the Discount Ledger Balance in accordance with the terms of this Agreement.
“Discount Ledger Adjusted Balance” shall mean, for any Settlement Date, the amount equal to the sum of (A) the Discount Ledger Balance as of the end of the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been zero) plus (B) the aggregate of amounts that were required to have been added to the Discount Ledger Balance on such Settlement Date pursuant to Sections 2.7 and 5.4 hereof, which amount shall be determined by the Bank Purchasing Agent.
“Discount Ledger Balance” shall mean, as of any Settlement Date, the amount, which shall be determined by the Bank Purchasing Agent, equal to the following:

(a)	the Discount Ledger Adjusted Balance for such Settlement Date; minus

(b)
the sum of (i) the aggregate amount, if any, by which the Discount Ledger Balance is required to be reduced pursuant to Section 5.3(b)(ii) on such Settlement Date plus (ii) the aggregate amount, if any, payable by the Purchaser to the Funding Seller pursuant to Section 5.3(c)(ii) on such Settlement Date.

“Discount Rate” means 0.4%, as such percentage may be adjusted from time to time in accordance with the terms hereof.
“DT Payment Guarantee” means a guarantee for the benefit of the Purchasing Entities, substantially in the form attached hereto as Annex 9.
“Due Date” means, with respect to any Receivable, the date on which such Receivable becomes due and payable pursuant to the corresponding Invoice.
“Eligible Receivable” means any Receivable that satisfies all of the criteria specified in Annex 3.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

“Excess Funding Amount” means, for each Settlement Date, the amount (if any) by which the Funded Amount would exceed the Funding Limit, after giving effect to the determination of the Dilution Reserve Amount, the Mandatory Repurchase Reserve Amount, the Yield Reserve Amount and the Level 4 Reserve Amount and the making of all payments, on such Settlement Date.
“Excess Funding Reserve Amount” means, (A) for each Settlement Date prior to the Facility Termination Date, an amount equal to the Excess Funding Amount for such Settlement Date or such higher amount as may be related to the Funding Seller’s request in accordance with Section 2.2, (B) for each Settlement Date on or following the Facility Termination Date on which the Funded Amount is greater than zero, an amount equal to the lesser of (i) the Excess Funding Reserve Payment Amount and (ii) (a) the Settlement Date Receivables Balance minus (b) the Mandatory Repurchase Reserve Amount minus (c) the Dilution Reserve Amount minus (d) the Yield Reserve Amount minus (e) the Level 4 Reserve Amount, and (C) for each other Settlement Date, zero.
“Excess Funding Reserve Payment Amount” means, for each Settlement Date, the Excess Funding Reserve Amount for the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been zero).
“Excess Level 3 Amount” has the meaning specified in Section 5.3(b)(iv).
“Excess Level 3 Excess Amount” has the meaning specified in Section 5.3(c)(iv).
“Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented from time to time.
“Excluded Taxes” means any of the following Taxes (A) imposed on, or with respect to, (i) the Bank Purchasing Agent or any Bank Purchaser or (ii) only for purposes of Section 3.11, any Special Indemnified Party (as such term is defined therein) or (B) required to be withheld or deducted from a payment to any Purchasing Entity:

(I)
Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of the Bank Purchasing Agent or any Bank Purchaser being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); and

(II)	Taxes attributable to any Purchasing Entity’s failure to comply with Section 4.7(b) or 4.7(c).
For the avoidance of doubt, Excluded Taxes shall not include any Taxes payable by the Purchasing Entities contemplated by Section 3.11, 9.1(i), 19.8(a) or 19.8(b).
“Excluded Receivable” has the meaning specified in Section 2.1(c).
“Facility Termination Date” means the earliest of (a) the Scheduled Termination Date, (b) the date upon which the commitment of the Purchaser is terminated pursuant to Section 11.3, or (c)

the date upon which the commitment of the Purchaser is terminated in connection with a Termination Event hereunder.
“Factoring Fee” has the meaning specified in Section 4.2.
“Factoring Fee Margin” has the meaning specified in the applicable Fee Letter.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement and any regulations or official interpretations thereof (or any amended or successor version thereof), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.
“FATCA Deductions” means any deductions or withholdings required by FATCA from any payments made by the Funding Seller, the Originators or the Initial Purchaser in connection with this Agreement or any of the other Transaction Documents.
“Fee Letter” means (i) that certain fee letter of even date herewith among the Funding Seller, the Purchaser and the Bank Purchasers and (ii) each other agreement among any of the parties hereto identified as a “Fee Letter” and entered into in connection herewith, each as amended, restated, supplemented or otherwise modified from time to time.
“Final Termination Date” means the first date after the Facility Termination Date on which (a) the Funded Amount has been reduced to zero and (b) all other obligations of the Funding Seller, the Servicer and the Performance Guarantor then payable have been paid in full in cash or otherwise satisfied and (c) all the Receivables previously sold to the Purchaser have been either paid, written-off by the Servicer or repurchased by the Funding Seller.
“Fitch” means Fitch Ratings, Inc.
“Funded Amount” means, for each Settlement Date, (a) (i) the product of (A) the Funding Advance Rate and (B) the Settlement Date Receivables Balance for such Settlement Date minus (ii) the Deferred Purchase Price as of such Settlement Date or (b) such lesser amount as the Funding Seller may request in accordance with Section 2.2.
“Funding Advance Rate” means, as of a Settlement Date, a percentage equal to (a) 100% minus (b) the Discount Rate.
“Funding Limit” means $500,000,000, as the same may be increased pursuant to Section 2.13 or decreased pursuant to Section 2.14.
“Funding Seller” shall have the meaning specified in the recitation preceding the Preamble hereof.
“Funding Seller Termination Event” shall have the meaning specified in Section 11.2.

“Funding Seller’s Fees” means, for any Settlement Date, the sum of the Commitment Fee, the Factoring Fee, the Administration Fee, all fees payable to Wells Fargo in its capacity as the trustee of the manager of the Purchaser, and all Servicer Fees.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Helaba” has the meaning specified in the recitation preceding the preamble hereof.
“IASB” means the International Accounting Standards Board.
“IFRS” means the International Financial Reporting Standards as issued and amended by the IASB.
“Immediate Write-Off Amount” shall have the meaning specified in Section 5.3.
“Increased Costs” has the meaning specified in Section 4.4.
“Indemnified Amounts” has the meaning specified in Section 9.1.
“Indemnified Party” has the meaning specified in Section 9.1.
“Indemnified Taxes” means all Taxes that are not Excluded Taxes.
“Initial Purchaser” shall have the meaning specified in the Preamble hereof.
“Invoice” means, with respect to any Receivable, the original bill in relation to such Receivable as issued by an Originator to the Obligor with respect to such Receivable.
“Invoice Date” means, with respect to any Invoice, the date on which such Invoice was originally issued.
“KfW” means KfW IPEX-Bank Gesellschaft mit beschraenkter Haftung and its successors.
“KfW Guarantee” means that certain guarantee to be provided by KfW to the Bank Purchasers, as the same may be amended, supplemented or otherwise modified from time to time.
“Late Collection” means any Collection received by the Funding Seller, the Servicer and/or any Originator with respect to an Aged Receivable after such Aged Receivable shall have been transferred to the Funding Seller pursuant to Section 5.1, until such Aged Receivable shall have (i) been paid in full or (ii) become a Written-Off Receivable.

“Level 3 Maximum Amount” means, for any Settlement Date, the following amount, as may be adjusted from time to time in accordance with the terms hereof: (a) $50,000,000 minus (b) the sum of the amounts by which the Level 3 Maximum Amount was required to be reduced (whether or not such amounts were actually paid) pursuant to Section 5.3(b)(iii) and Section 5.3(c)(iii) on all prior Settlement Dates plus (c) the aggregate amount of all Recoveries paid to the Funding Seller and the Purchaser pursuant to Section 5.4(iii) on such Settlement Date and all prior Settlement Dates.
“Level 4 Reserve Amount” means, for any Settlement Date, an amount equal to:

(A)	the Level 4 Reserve Percentage multiplied by:

(i)
for the initial three Settlement Dates, the Batch Receivables Amount for the Closing Date Batch plus the sum of the Level 4 Reserve Batch Amounts for all Collection Periods preceding such Settlement Date; and

(ii)	thereafter, the sum of the Level 4 Reserve Batch Amounts for the four Collection Periods immediately preceding such Settlement Date;
minus

(B)	the sum of the amounts by which the Level 4 Reserve Amount was required to be reduced pursuant to Section 5.3(b)(iv) and Section 5.3(c)(iv) on all prior Settlement Dates; plus

(C)	the aggregate amount of all Recoveries paid to the Funding Seller pursuant to Section 5.4(ii) on such Settlement Date and all prior Settlement Dates.
“Level 4 Reserve Batch Amount” means, for each Collection Period Batch, the greater of (A) its Batch Receivables Amount and (B) $875,000,000.
“Level 4 Reserve Percentage” means 5.14%, as such percentage may be adjusted from time to time in accordance with the terms hereof.
“LIBOR” means, for each Accrual Period, the percentage rate per annum for deposits in USD in a principal amount equal to not less than USD 1,000,000 having a maturity of one month displayed on the Bloomberg Screen two Business Days prior to the first day of such Accrual Period. If such rate is unavailable for any reason on such day, “LIBOR” shall be determined on the basis of the rates at which one month deposits in USD are offered by four prime banks in the London interbank market reasonably selected by the Bank Purchasing Agent (the “Reference Banks”), at approximately 11:00 a.m. (London time) on such date, to prime banks in the London interbank market in an amount determined by the Bank Purchasing Agent. If at least two such quotations are provided, “LIBOR” will be the arithmetic mean of the quotations rounded to four decimal places. If fewer than two quotations are provided, “LIBOR” will be the arithmetic mean of rates quoted by at least two major banks in New York City, reasonably selected by the Bank Purchasing Agent, at approximately 11:00 a.m., New York City time, on such date for one month loans in USD to leading European banks in a principal amount equal to not less than USD 1,000,000; provided, however, that if fewer than two Reference Banks selected as aforesaid by the Bank

Purchasing Agent are quoting rates as mentioned above, “LIBOR” shall be the rate in effect for the previous Accrual Period. Notwithstanding the foregoing, with respect to the initial Accrual Period, “LIBOR” shall be determined through the use of straight-line interpolation by reference to two rates based on the relevant rates displayed on the Bloomberg Screen, one of which shall be determined as if the initial Accrual Period were one month in duration and the other of which shall be determined as if the initial Accrual Period were two months in duration.
“Mandatory Repurchase Reserve” means, for any Batch on each Settlement Date, an amount equal to the Maximum Batch Mandatory Repurchase Amount.
“Mandatory Repurchase Reserve Amount” means, (A) for each Settlement Date prior to the Facility Termination Date, an amount equal to the sum of the Mandatory Repurchase Reserves for (x) for the initial four Settlement Dates, the Closing Date Batch and all Collection Period Batches preceding such Settlement Date and (y) thereafter, the five Collection Period Batches immediately preceding such Settlement Date, (B) for each Settlement Date on or following the Facility Termination Date on which the Funded Amount is greater than zero, an amount equal to the lesser of (i) the Mandatory Repurchase Reserve Payment Amount and (ii) the Settlement Date Receivables Balance, and (C) for each other Settlement Date, zero, provided that, following the Facility Termination Date, the Bank Purchasing Agent may at any time reduce the Mandatory Repurchase Reserve Amount and increase either or both of the Dilution Reserve Amount and the Yield Reserve Amount by a corresponding total amount, whereupon the Dilution Reserve Amount, the Mandatory Repurchase Reserve Amount and the Yield Reserve Amount shall be adjusted accordingly.
“Mandatory Repurchase Reserve Payment Amount” means, for each Settlement Date, the amount equal to (i) the Mandatory Repurchase Reserve Amount for the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been the Closing Date Mandatory Repurchase Reserve Amount), minus (ii) the amount equal to the losses to be borne by the Funding Seller pursuant to Section 5.3(b)(i) on such Settlement Date, minus (iii) the amount of the payment deemed to have been made by the Funding Seller to the Purchaser pursuant to Section 5.1 on such Settlement Date.
“Master Receivables Purchase Agreement Side Letter” means that certain side letter dated the date hereof among the parties hereto.
“Material Adverse Change” means a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets or business of the Performance Guarantor and its Subsidiaries, taken as a whole; or

(b)
the ability of the Funding Seller, the Servicer, the Initial Purchaser, the Performance Guarantor or the Originators to perform and comply with their respective obligations under any Transaction Document.

“Maximum Batch Mandatory Repurchase Amount” means, with respect to a Batch and a Settlement Date, the following:

(a)	the product of (i) the Maximum Mandatory Repurchase Percentage for the Collection Period to which such Batch relates times (ii) its Batch Receivables Amount; minus

(b)
the aggregate amount of reductions (in connection with the allocation of the Allocated Write-Off Amount) that were required to be made to the Mandatory Repurchase Reserve Payment Amount with respect to such Batch on all prior Settlement Dates pursuant to Sections 5.3(b)(i) and 5.3(c)(i).

“Maximum Mandatory Repurchase Percentage” means 2.2%, as amended from time to time pursuant to the provisions of Section 5.5, or any other percentage to which the Funding Seller and the Bank Purchasing Agent may agree in writing from time to time.
“Maximum Sales Amount” means $1,200,000,000 or such other amount agreed from time to time between the Funding Seller and the Bank Purchasing Agent.
“Monthly Report” means a report in the form of Annex 6.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Netting Provisions” means the provisions of Section 10.3 hereof.
“Nominal Value” means, for any Receivable, the full face amount (i.e., the nominal value) owed by the Obligor of such Receivable as evidenced by the corresponding Invoice.
“Notice of Assignment” means a notice, executed in blank by each Originator and delivered to the Bank Purchasing Agent on the Closing Date, informing the Obligors with respect to Purchased Receivables that such Purchased Receivables have been assigned to the Bank Purchasing Agent for the benefit of the Bank Purchasers.
“Obligor” means any Person with respect to whom/which an Originator has originated a claim for payment (receivable) for the provision of goods and/or services which claim has subsequently been acquired by the Funding Seller pursuant to the Contribution Agreement.
“Onward Receivables Purchase Agreement” has the meaning specified in the Preamble hereto.
“Originator” means each of the Subsidiaries of the Performance Guarantor party to the Conveyancing Agreement as “Originators” from time to time.
“Other Corporations” means the T-Mobile Group other than the Funding Seller.
“Outstanding Balance” with respect to any Purchased Receivable, means the Nominal Value of such Purchased Receivable, after giving effect to (i) all Collections received (or deemed to be received) with respect thereto by the Servicer, the Funding Seller, the Initial Purchaser and/or any Originator, and (ii) all Write-Off amounts with respect thereto.
“Overdue Receivable” means any Purchased Receivable which remains unpaid in whole or in part at any time after its Due Date.

“Payment Account” means each of the deposit accounts identified and listed as a “Payment Account” in the Master Receivables Purchase Agreement Side Letter and any successor deposit account, as such list may be supplemented by the Servicer from time to time.
“Payment Account Bank” means any depositary institution at which a Payment Account is maintained.
“Performance Guarantee” means the guarantee provided by the Performance Guarantor for the benefit of the Purchaser and the Bank Purchasers pursuant to Article 19.
“Performance Guarantor” has the meaning specified in the recitation preceding the preamble hereof.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, unincorporated association, trust, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Purchase Date” means, with respect to a Purchased Receivable, the date on which such Purchased Receivable is acquired, or purported to be acquired, by the Purchaser from the Funding Seller in accordance with the terms of this Agreement.
“Purchase Price” means, with respect to each Purchased Receivable on its Purchase Date, (a) the Outstanding Balance of such Purchased Receivable on such date minus (b) the Discount with respect to such Purchased Receivable.
“Purchased Receivable” means any Receivable (other than an Excluded Receivable) which has been acquired, or purported to be acquired, by the Purchaser from the Funding Seller in accordance with the terms of this Agreement.
“Purchaser” has the meaning specified in the recitation preceding the Preamble hereof.
“Purchasing Entity” means each of (A) the Purchaser, (B) each of the Bank Purchasers and (C) the Bank Purchasing Agent.
“Receivable” means any “account” or “general intangible” (as such terms are defined in the UCC) or other indebtedness or payment obligation of an Obligor, in each case, resulting from the provision or sale of merchandise, goods or services by an Originator, including, without limitation, the right to payment of interest or finance charges, taxes, delinquency or late-payment charges, delivery charges, extension or collection fees and all other obligations related thereto.
“Recharacterization” has the meaning specified in Section 2.10.
“Recoveries” means all Collections with respect to Written-Off Receivables, provided that the parties agree that tax refunds, whether in the form of cash or otherwise, with respect to Receivables shall not constitute Collections or Recoveries.
“Related Rights” means all of the Funding Seller’s right, title and interest in, to and under (a) the Transaction Documents, (b) the Collection Account and (c) without limiting the foregoing, with respect to any Receivable, all of the related Originators’, the Initial Purchaser’s and the Funding Seller’s respective right, title and interest in, to and under:

(A)
all security interests, hypothecations, reservations of ownership, liens or other adverse claims and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract pursuant to which such Receivable was originated, together with all financing statements, registrations, hypothecations, charges or other similar filings or instruments against an Obligor and all security agreements describing any collateral securing such Receivable, if any;

(B)
all guarantees, insurance policies and other agreements or arrangements of whatsoever character from time to time supporting of such Receivable whether pursuant to the contract pursuant to which such Receivable was originated, including any obligation of any party under the Transaction Documents to promptly deposit amounts received in respect of Collections to an account;

(C)	all Collections with respect to such Receivable; and

(D)	all proceeds of the foregoing.
“Reporting Date” means the fourth Business Day immediately preceding each Settlement Date.
“Required Amount” means the aggregate of the amounts needed for full payments pursuant to Section 2.7(b)(i)-(vii).
“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Restricted Receivable” means any Receivable which is not freely assignable, which arose under a Contract the terms of which require notice to, or the consent of, the related Obligor to the assignment of that Receivable or which purports to restrict the ability of the Purchaser or its assignees to exercise their rights under this Agreement, including, without limitation, their right to review the Contract.
“S&P” means Standard & Poor’s Ratings Service and any successor thereto.
“Scheduled Termination Date” means March 14, 2016.
“Securitization Obligation” of any Person shall mean the amount outstanding under any securitization transaction or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes.
“Servicer” has the meaning specified in the recitation preceding the Preamble hereof.

“Servicer Event” means the occurrence and continance of a Servicer Replacement Event or a Servicer Termination Event, as applicable.
“Servicer Fee” has the meaning specified in Section 4.3.
“Servicer Replacement Event” has the meaning specified in Section 3.1.
“Servicer Termination Event” means:

(a)	any failure by the Servicer to make any payment, transfer or deposit pursuant to this Agreement, which failure continues unremedied for a period of five (5) days; or

(b)
failure on the part of the Servicer duly to observe or perform in any material manner any other covenants or agreements of the Servicer set forth in this Agreement, which continues unremedied for a period of ten (10) days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Bank Purchasing Agent or any Bank Purchaser, and (ii) the date on which the Servicer becomes aware thereof; or

(c)
any representation, warranty or certification made by the Servicer in this Agreement or in any certificate delivered pursuant hereto shall prove to have been incorrect or untrue in any material respect when made or deemed made which, if capable of cure, continues to be incorrect in any material respect for a period of thirty (30) days after the first to occur of (i) the date on which written notice of such incorrectness shall have been given to the Servicer by the Bank Purchasing Agent or any Bank Purchaser, and (ii) the date on which the Servicer becomes aware thereof; or

(d)	a Bankruptcy Event shall occur with respect to the Servicer.
“Settlement Date” means the 12th day of each calendar month, or, if such day is not a Business Day, the next succeeding Business Day, with the first such Settlement Date being April 14, 2014, provided that, after the occurrence and continuance of a Termination Event, such other Business Day designated by the Bank Purchasing Agent (which, for the avoidance of doubt, may occur with any frequency and more frequently than monthly) pursuant to Section 2.4(d) of the Onward Receivables Purchase Agreement. For the avoidance of doubt, whenever a reference is made herein to a Settlement Date that is “related to” a Collection Period, the referenced Settlement Date shall be understood to refer to the first Settlement Date to occur after the end of such Collection Period.
“Settlement Date Receivables Balance” means, for each Settlement Date, an amount equal to (A) the aggregate Outstanding Balance of all of the Purchased Receivables which are Eligible Receivables as of the last day of the most recently ended Collection Period minus (B) the aggregate Outstanding Balance of all of the Purchased Receivables transferred pursuant to Section 5.1(a) or 5.1(b) on such Settlement Date.
“Special Indemnified Amount” has the meaning specified in Section 3.11.
“Special Indemnified Party” has the meaning specified in Section 3.11.

“Subject to Defenses” means subject to affirmative or absolute defenses of any type and based on any grounds, including nullity, voidability, assignability, rights of retention or set-off.
“Subsidiary” means, as to any Person, any other Person that is controlled, directly or indirectly by such Person; and for purposes of this definition, the term “control” means: (A) the direct or indirect ownership of a majority of the Voting Shares of such Person, (B) having the right to appoint a majority of the board of directors or supervisory board or like board or body, or (C) having the power to direct the management and policies of such Person, whether through the ownership of such Voting Shares, by contract or otherwise.
“T-Mobile Group” means the Performance Guarantor, T-Mobile PCS Holdings, the Funding Seller, the Originators and each of the other Affiliates of the Performance Guarantor, excluding, for the avoidance of doubt, the Purchaser.
“T-Mobile Information” means, with respect to each Receivable sold hereunder from time to time, the following: (i) billing account number, (ii) invoice number, (iii) invoice due date, (iv) invoice amount and (v) the related Originator.
“T-Mobile PCS Holdings” has the meaning specified in the recitation preceding the Preamble hereof.
“Taxes” means any and all present and future taxes, duties, deductions, withholdings, tax liability or tax commitment amounts, or other charges of any nature imposed by any Governmental Authority, including (A) any and all stamp or documentary taxes or any sales, value-added, goods and services or transfer taxes or similar levies arising from any payment made under, or in connection with, the Receivables, any of the Related Rights, or the transactions contemplated by any and all of the Transaction Documents and (B) any and all interest, surcharges, additions to tax or penalties applicable thereto (which taxes, duties, deductions, withholdings or other charges, for the avoidance of doubt, shall include those imposed by the laws of the United States of America, the Federal Republic of Germany and/or any political subdivisions thereof).
“Termination Event” has the meaning specified in Section 11.4.
“Transaction Documents” means, collectively, the Onward Receivables Purchase Agreement, this Agreement, the Contribution Agreement, the Conveyancing Agreement, the Account Control Agreement, the KfW Guarantee, each Fee Letter and the Master Receivables Purchase Agreement Side Letter, together with any other agreement or document entered into or delivered by any party hereto or thereto in connection herewith or therewith (including, but not limited to, the DT Payment Guarantee, if, as and when executed), as the same may be amended, supplemented or otherwise modified from time to time.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if, according to such statute, the effect of the perfection or the non-perfection of the security interest in any property contemplated by this Agreement is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” in that context shall refer to the Uniform Commercial Code as in effect in such jurisdiction.

“Unpaid Repurchased Receivable” means any receivable that (A) has been transferred to the Funding Seller pursuant to Section 5.1, (B) has not yet become a Written-Off Receivable and (C) has not been otherwise paid in full.
“Unused Part of the Funding Limit” means, for purposes of determining the amount of the Commitment Fee payable pursuant to Section 4.1 by the Funding Seller to the Purchaser on any Settlement Date, the amount by which the Funding Limit exceeded the Funded Amount on the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been the Closing Date Funded Amount).
“USD” or “$” means United States Dollars, the lawful currency of the United States of America.
“Voting Shares” means, with respect to any Person, any class or classes of capital stock or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).
“Wells Fargo” means Wells Fargo Delaware Trust Company, National Association.
“Write-Off” means, with respect to any Purchased Receivable other than an Aged Receivable that has not been repurchased by the Funding Seller in accordance with Section 5.1(b), the portion of the Nominal Value thereof, if any, that has been “written off” in accordance with the Credit and Collection Policy, and, with respect to an Aged Receivable that has not been repurchased by the Funding Seller in accordance with Section 5.1(b), an amount equal to the product of (A) the Funding Advance Rate times (B) the Outstanding Balance of such Receivable.
“Write-Off Horizon” means, (A) for each Written-Off Receivable, the number of days (rounded up to the next integral number) between its due date and the date of the applicable Write-Off, and (B) for each Unpaid Repurchased Receivable, the greater of (i) the number of days (rounded up to the next integral number) that have passed since its due date and (ii) 155.
“Write-Off Ratio” means, for any Settlement Date, the percentage equivalent of a fraction, the numerator of which shall be (a) the Outstanding Balance of Purchased Receivables that first became Written-Off Receivables during the immediately preceding Collection Period, and the denominator of which shall be (b) the Settlement Date Receivables Balance as of the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been the Closing Date Receivables Balance).
“Written-Off Receivable” means any Purchased Receivable with regard to which a Write-Off has occurred.
“Yield Reserve Amount” means: (A) for each Settlement Date prior to the Facility Termination Date, an amount equal to the greater of (i) 6 times the aggregate of all of the Funding Seller’s Fees that shall become payable by the Funding Seller to the Purchaser or any other Person during the period beginning on the day following such Settlement Date and ending on the immediately succeeding Settlement Date and (ii) $3,000,000; (B) for each Settlement Date on or following the Facility Termination Date on which the Funded Amount is greater than zero, an amount equal to the lesser of (i) the Yield Reserve Payment Amount and (ii) (a) the Settlement Date Receivables Balance minus (b) the Mandatory Repurchase Reserve Amount minus (c) the Dilution Reserve Amount, and (C) for each other Settlement Date, zero, provided that, following the Facility Termination Date, the Bank Purchasing Agent at any time may reduce the Yield Reserve Amount and increase either or both of the Mandatory Repurchase Reserve Amount and the Dilution Reserve Amount by a corresponding total amount, whereupon the Dilution Reserve Amount, the Mandatory Repurchase Reserve Amount and the Yield Reserve Amount shall be adjusted accordingly.
“Yield Reserve Payment Amount” means, for any Settlement Date, the amount equal to (i) the Yield Reserve Amount for the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been the Closing Date Yield Reserve Amount) minus (ii) all of the Funding Seller’s Fees that were payable by the Funding Seller to the Purchaser or any other Person since the immediately preceding Settlement Date.

1.2	Construction. The index to and the headings in this Agreement are for ease of reference only and are to be ignored in construing this Agreement.

2.	SALE AND ASSIGNMENT

2.1	Sale.

(a)
On the Closing Date, subject to the terms and conditions of this Agreement, all of the Funding Seller’s right, title and interest in and to all existing Receivables and associated Related Rights that the Funding Seller, immediately prior to the sale contemplated hereunder, acquired from the Initial Purchaser pursuant to the terms of the Contribution Agreement on the Closing Date shall be, and hereby are, sold, transferred, assigned, set-over and otherwise conveyed to the Purchaser.

(b)
After the Closing Date, on each Business Day prior to the Facility Termination Date, all of the Funding Seller’s right, title and interest in and to all newly created Receivables and associated Related Rights that the Funding Seller, immediately prior to the sales contemplated hereunder, acquires from the Initial Purchaser on each such Business Day pursuant to the terms of the Contribution Agreement, shall be sold, transferred, assigned, set over and otherwise conveyed to the Purchaser without any further action by the Funding Seller or any other Person.

(c)
Notwithstanding the foregoing clauses (a) and (b), the Funding Seller may, at any time, cease to sell all Receivables related to one or more specific CCPCs or one or more Designated States in order to avoid the concentration limits on Eligible Receivables set forth in clauses (t), (u), (v), (cc) or (dd) in Annex 3 being exceeded (each such Receivable, an “Excluded Receivable”), provided that, at all times, Receivables relating to at least eight Designated States shall not be so excluded. The Funding Seller shall notify each of the Purchasing Entities of any such exclusions and such exclusions shall remain in effect until the Funding Seller shall otherwise notify the Purchasing Entities. Each such notice shall be given in writing no less than one (1) Business Day prior to the beginning of a

Collection Period and shall be effective, prospectively, from the beginning of the immediately succeeding Collection Period.

2.2
Increases or Decreases to the Funded Amount. On any Reporting Date, the Funding Seller may provide each of the Purchasing Entities with written notice included within the Monthly Report delivered on such Reporting Date of its request for an increase or a decrease in the Funded Amount (to be effected by a decrease or increase in the Excess Funding Reserve Amount), which notice shall be irrevocable and shall specify the amount of such requested increase or decrease (which shall not be less than $10,000,000); provided, however, that (A) no such request by the Funding Seller shall cause either (i) the Funded Amount to be less than 80% or greater than 100% of the Funding Limit or (ii) the Excess Funding Reserve Amount to be less than zero at any time and (B) the Funded Amount shall remain as requested on the immediately following Settlement Date unless the Funding Seller shall have requested a further increase or decrease in the Funded Amount for such Settlement Date in accordance with this Section 2.2.

2.3	(Reserved)

2.4	Payment of Purchase Price.

(a)
The amount payable by the Purchaser to the Funding Seller for each Purchased Receivable shall be the Purchase Price for such Receivable and associated Related Rights. The Purchase Price for the Receivables and associated Related Rights sold hereunder shall be paid or provided for in the manner provided below on each Business Day. The Funding Seller hereby appoints the Servicer as its agent to receive payment of the Purchase Price for Receivables sold by it to the Purchaser hereunder and hereby authorizes the Purchaser to make all payments due to the Funding Seller directly to, or as directed by, the Servicer. The Servicer hereby accepts and agrees to such appointment.

(b)	The Purchase Price for Receivables and associated Related Rights purchased by the Purchaser from the Funding Seller shall be paid by the Purchaser on each Purchase Date as follows:

(i)	to the extent available for such purpose in accordance with Section 2.6(b), in cash from Collections of Purchased Receivables; and

(ii)
to the extent that the Purchase Price on such Purchase Date exceeds the amount available from Collections (as contemplated by clause (i) above) on such Purchase Date, by an increase in the deferred payments owed by the Purchaser to the Funding Seller hereunder.

(c)
Following each sale of Receivables, the Funding Seller shall have no retained right, title or interest in the Purchased Receivables or any rights with respect to the Obligors thereof and will look solely to the Purchaser for payment of the Deferred Purchase Price in accordance with the terms hereof. The Purchaser and the Servicer will apply Collections with respect to the Receivables in accordance with the terms hereof.

2.5	Excess Dilutions; Breaches of Representations.

(a)
If the product of (A) the aggregate amount of Dilutions for any Collection Period and (B) the Funding Advance Rate exceeds (C) the Dilution Reserve Amount for the immediately succeeding Settlement Date, the Funding Seller shall deposit an amount equal to such excess into the Collection Account on or before the Business Day immediately prior to such Settlement Date.

(b)
If there is a breach of any representation in Section 6.3 relating to a Purchased Receivable, the Funding Seller shall deposit cash equal to the Funding Advance Rate times the Outstanding Amount of such Purchased Receivable into the Collection Account on or before the Business Day immediately prior to the immediately following Settlement Date.

2.6	Deposit of Collections.

(a)	Collection of the Purchased Receivables shall be administered by the Servicer in accordance with the terms of Article 3 and other terms of this Agreement.

(b)
During each Collection Period on each Business Day prior to the Facility Termination Date on which Collections of Purchased Receivables are received by the Servicer, the Servicer shall pay the Purchase Price to the Funding Seller pursuant to Section 2.4(b)(i) from Collections received on such day to the extent any new Receivables have been acquired by the Funding Seller; provided, however, that such Purchase Price shall not be paid in cash from Collections to the extent that the payment thereof would cause the Servicer not to have sufficient funds to pay the full Required Amount pursuant to clause (c) below on the next Settlement Date.

(c)
No later than the Business Day immediately prior to each Settlement Date, the Servicer shall deposit cash in an amount equal to the Required Amount into the Collection Account to the extent not previously deposited thereto by the Funding Seller pursuant to the terms of this Agreement. On each Business Day prior to the Facility Termination Date, the Servicer shall transfer the Collections not required to be deposited into the Collection Account pursuant to the preceding sentence to the Funding Seller in partial payment of the amounts owed by the Purchaser to the Funding Seller hereunder.

(d)
On and after the Facility Termination Date, all Collections shall be deposited by the Servicer into the Collection Account immediately following a determination that such Collections relate to Purchased Receivables, but in each case within two (2) Business Days after receipt thereof.

2.7	Settlement Date Procedures.

(a)	On each Settlement Date, the following amounts shall be deposited to the Collection Account by the Purchaser:

(i)
the higher of (i) the Funded Amount for such Settlement Date minus the Funded Amount for the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been the Closing Date Funded Amount), and (ii) zero; and

(ii)	the amount of all payments required to be made by the Purchaser on such Settlement Date in respect of Immediate Write-Off Amounts in accordance with Section 5.3(b)(ii) and (iii).

(b)
All amounts on deposit in the Collection Account shall be applied by the Servicer on each Settlement Date (in accordance with the Monthly Report provided by the Servicer to the Bank Purchasing Agent prior to such Settlement Date) for the related Collection Period in the following order of priority:

(i)	to the Servicer in payment of the monthly Servicer Fee;

(ii)
to Wells Fargo, in payment of any other amounts, including indemnification amounts, payable to it in accordance with the organizational documents of the Purchaser or the organizational documents of the Purchaser’s manager, Billing Gate One Trust;

(iii)	to the Purchaser, first to the payment of the Factoring Fee and then to the payment of the Commitment Fee;

(iv)	to the Purchaser, (A) the Administration Fee and (B) all indemnities and other amounts payable by the Funding Seller to any of the Purchasing Entities pursuant to the Transaction Documents;

(v)	to the Purchaser, an amount equal to the product of (x) the Discount Rate and (y) the Collections on Purchased Receivables owned by the Purchaser during the prior Collection Period;

(vi)	to the Purchaser, an amount equal to the product of (x) the Discount Rate and (y) the amount of all Late Collections that occurred during the prior Collection Period;

(vii)
if the Funded Amount for such Settlement Date is less than the Funded Amount for the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been the Closing Date Funded Amount), the amount of such decrease in the Funded Amount (excluding a decrease in the Funded Amount pursuant to Section 5.3(b)(v)) to the Purchaser; and

(viii)	the remainder, if any, to the Funding Seller.

(c)
Immediately upon the application of the payments disbursed pursuant to Sections 2.7(b)(v) and 2.7(b)(vi) above, the Bank Purchasing Agent shall increase the Discount Ledger Balance by such amounts. Following the Final Termination Date, any amounts relating to the Discount Ledger Balance shall be retained by the Purchaser in accordance with this Agreement.

(d)
The Servicer shall make available the amounts due to the Purchaser pursuant to Section 2.7(b) by wire transfer in U.S. dollars in same day funds to the accounts designated by the Bank Purchasing Agent no later than 3:00 p.m. (New York City time) on the related Settlement Date.

2.8	UCC Filings.

(a)	On or before the Closing Date, the Funding Seller shall cause to be filed:

(i)
with the Secretary of State of Delaware a UCC financing statement, naming the Funding Seller as debtor, the Purchaser as secured party, and the Bank Purchasing Agent as the assignee of the secured party;

(ii)
with respect to each Originator, with the Secretary of State of the state in which such Originator is organized or otherwise “located” for purposes of the UCC, a UCC financing statement, naming such Originator as debtor, the Initial Purchaser as secured party, and the Funding Seller as the assignee of the secured party; and

(iii)
with respect to each Originator, with the Secretary of State of the state in which such Originator is organized or otherwise “located” for purposes of the UCC, UCC Amendments (Form UCC-3) assigning each UCC financing statement described in the foregoing clause (ii) to the Purchaser as the assignee of the Funding Seller, to the Bank Purchasing Agent as the assignee of the Purchaser;

in each case as may be necessary or desirable under the UCC in order to perfect the respective interests of the Purchaser and the Bank Purchasing Agent in the Receivables sold, or purported to be sold, by the Funding Seller to the Purchaser hereunder.

(b)
The Funding Seller hereby irrevocably authorizes the Bank Purchasing Agent to file all such UCC financing statements (and amendments thereto and continuations thereof) and agrees to cooperate with the Bank Purchasing Agent in providing the necessary documents, signatures or further consents reasonably required therefor. If any further declarations or action be required to perfect the sale, assignment and transfer of the Receivables in accordance with this Agreement, the Funding Seller shall, at the Bank Purchasing Agent’s request, make any such declarations or take any such action.

(c)
The Funding Seller (and the Servicer) are hereby authorized to file all necessary UCC financing statements (and amendments thereto and continuations thereof) and UCC termination statements, in each case in form and substance satisfactory to the Bank Purchasing Agent, to reflect the transfers of Aged Receivables, Written-Off Receivables and Purchased Receivables from the Purchaser to the Funding Seller permitted hereunder.

2.9	Responsibilities. The parties hereto agree that:

(a)	except as expressly contemplated by this Agreement, the Funding Seller shall have no liability with respect to any Purchased Receivable;

(b)
subject to and in accordance with Article 3, the Servicer shall be responsible for the servicing and collection of Purchased Receivables on behalf of each of the Bank Purchasers in accordance with the terms hereof;

(c)	except as may be expressly permitted by this Agreement, the Purchaser shall not notify any Obligor of the sale and assignment of the Receivable made under this Agreement; it being understood that the disclosure of this Agreement or the existence of this Agreement to the public generally shall not constitute such a notification;

(d)
in the event that the Purchaser wishes to sell, transfer or assign all or part of the Purchased Receivables to a third party prior to the Facility Termination Date, the Purchaser shall offer the Funding Seller a right of first refusal to purchase such Purchased Receivables at a purchase price equal to the greater of (a) the price at which the Purchaser has agreed to sell such Purchased Receivables or (b) an amount equal to the (i) the Funding Advance Rate times (ii) the Outstanding Balance of such Purchased Receivables; provided, however, that the Purchaser may sell undivided percentage interests in the Purchased Receivables and Related Rights to the Bank Purchasers pursuant to the Onward Receivables Purchase Agreement without initiating such right of first refusal if the Bank Purchasers agree to grant a similar right of first refusal to the Funding Seller with respect to any subsequent sale of such Purchased Receivables;

(e)
the Purchaser shall have the sole right to retain any gains or profits created by buying, selling or holding the Purchased Receivables; and except as otherwise expressly contemplated by this Agreement, the Purchaser shall have the sole risk of, and responsibility for, losses or damages created by such buying, selling or holding of such Purchased Receivables;

(f)
except as otherwise expressly contemplated by this Agreement, the sale and purchase of Purchased Receivables under this Agreement shall be without recourse to the Funding Seller; it being understood that the Funding Seller shall be liable to the Purchaser for all representations, warranties, covenants and indemnities made by the Funding Seller pursuant to the terms of this Agreement, all of which obligations are, except as otherwise expressly contemplated by this Agreement, limited so as not to constitute recourse to the Funding Seller for the credit risk of the Obligors; and

(g)
the Purchaser shall have no obligation or liability to any Obligor (including any obligation to perform any of the obligations of the Originators under any Receivable, related contracts or any other related purchase orders or other agreements). No such obligation or liability is intended to be assumed by the Purchaser hereunder, and any assumption is expressly disclaimed.

2.10
Intention of the Parties. It is the intention of the parties hereto that the sale of the Purchased Receivables hereunder shall constitute a “sale of accounts”, as such term is used in Section 9-109(a) of the UCC and therefore this Agreement is intended to create a “security interest” in the Purchased Receivables within the meaning of the UCC in favor of the Purchaser. The Funding Seller and the Purchaser intend the sales of Purchased Receivables hereunder to be considered to be “true sales” of the Purchased Receivables and Related Rights by the Funding Seller to the Purchaser that (A) shall constitute irrevocable, absolute transfers of the same by the Funding Seller to the Purchaser and (B) provide the Purchaser with the full benefits of ownership of the Purchased Receivables and Related Rights. If, notwithstanding such intent, any Purchased Receivables or Related Rights are determined to be property of the Funding Seller’s estate and the conveyance of such property hereunder shall be characterized as a loan secured by such property (any of the foregoing being referred to herein as a “Recharacterization”), then (i) this Agreement also shall be deemed to be, and hereby is, a “security agreement” within the meaning of the UCC, and (ii) the conveyance by the Funding Seller provided for in this Agreement shall be deemed to be a grant by the Funding Seller to the Purchaser, and the Funding Seller hereby grants to the Purchaser, a security interest in, to and under all of the Funding Seller’s right, title and interest in, to and under the Purchased Receivables and Related Rights conveyed by the Funding Seller to the Purchaser, hereunder, whether now or hereafter existing or created, to secure (1) the rights of the Purchaser hereunder, (2) a loan by the Purchaser to the Funding Seller in the amount of the Funded Amount from time to time and (3) without limiting any of the foregoing, the payment and performance of the obligations (whether monetary or otherwise) from time to time owing by the Funding Seller to the Purchaser hereunder. The Funding Seller shall take such actions as may be necessary to ensure that a security interest in such Purchased Receivables will be a perfected security interest of first priority in favor of the Purchaser under the UCC and all other applicable law and shall be maintained as such throughout the term of this Agreement. If a Recharacterization were to occur, after the occurrence of any Termination Event, the Purchaser and its permitted assignees (including the Bank Purchasing Agent) shall have, in addition to the rights and remedies contemplated by this Agreement and the other Transaction Documents, all other rights and remedies against the Funding Seller and the Originators provided to a secured creditor under the UCC and other applicable law, and the parties hereto agree that each remittance of Collections to the Purchaser hereunder shall be, or have been, in payment of debt incurred by the Funding Seller in the ordinary course of its business.

2.11
Tax Treatment. Notwithstanding anything to the contrary contained herein, the Funding Seller and the Purchaser agree that, except as otherwise required by applicable law, the transfer of the Purchased Receivables and Related Rights by the Funding Seller to the Purchaser shall be treated as a loan to the Funding Seller of the proceeds of such transfer for U.S. federal income tax purposes and state or local income tax and transactional tax purposes.

2.12
Records. The Funding Seller shall mark its accounting records regarding the Purchased Receivables conveyed by it hereunder to indicate the sale, transfer, set-off and assignment of the Purchased Receivables to the Purchaser.

2.13
Increase in Funding Limit. The Funding Seller may, at any time and from time to time, request in writing, with a copy to each of the Purchasing Entities, that the Bank Purchasers increase the Funding Limit (a “Funding Limit Increase Request”), provided that:

(a)	any such requested increase shall be in an amount not less than $20,000,000 and would not, if effected, cause the Funding Limit to exceed $700,000,000;

(b)
each Bank Purchaser shall make a determination whether or not to accept any request to increase the Funding Limit and shall notify the Funding Seller and the other Purchasing Entities in writing of such determination within thirty (30) Business Days of receipt of a Funding Limit Increase Request; and

(c)	if any Bank Purchaser fails to so notify the Funding Seller or the Bank Purchasing Agent, such Bank Purchaser shall be deemed to have refused to consent to such Funding Limit Increase Request.

2.14
Decrease in Funding Limit. The Funding Seller may, at any time and from time to time, request in writing, with a copy to each of the Purchasing Entities, that the Bank Purchasers decrease the Funding Limit (a “Funding Limit Decrease Request”); provided that no such requested decrease shall be in an amount less than $10,000,000 and the aggregate of all of such requested decreases shall not exceed 20% of the greatest Funding Limit at any time since the Closing Date. Any such decrease shall take effect on the Settlement Date following such Funding Limit Decrease Request.

3.	SERVICING OF PURCHASED RECEIVABLES

3.1
Appointment of Servicer. The servicing, administration and collection of the Purchased Receivables shall be conducted by the Servicer so designated hereunder from time to time. Until the Bank Purchasing Agent gives prior notice to the Funding Seller of the designation of a new Servicer in accordance with the terms hereof, T-Mobile PCS Holdings is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Bank Purchasing Agent, at any time (i) after the occurrence of a Servicer Termination Event or (ii) following receipt by the Funding Seller of three months’ prior written notice of the Bank Purchasing Agent’s election to designate a new Servicer (a “Servicer Replacement Event”), may designate as Servicer any Person (including itself) to succeed T-Mobile PCS Holdings or any successor Servicer, if such Person shall consent and agree to the terms hereof, and so long as such Person is not a Competitor. The Servicer may subcontract with an Affiliate of the Servicer for the servicing, administration or collection of the Purchased Receivables. Any such subcontract shall not affect the Servicer’s liability for performance of its duties and obligations pursuant to the terms hereof. Any termination of the Servicer shall also terminate such subcontract.

3.2	Servicing of Receivables; Standard of Care.

(a)
The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Purchased Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Funding Seller and the Purchaser hereby appoint the Servicer, from time to time designated pursuant to Section 3.1, as agent for themselves to enforce their respective rights and interests in the Purchased Receivables and the Related Rights. In performing its duties as Servicer, the Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Purchased Receivables.

(b)
If no Termination Event shall have occurred and be continuing, the Servicer, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance or otherwise modify the payment terms of any Purchased Receivable as it deems appropriate; provided that such modification shall not (i) modify or alter the status of any Purchased Receivable as an Aged Receivable or Delinquent Receivable or (ii) limit the rights of the Purchaser or the Bank Purchasing Agent.

(c)
The Servicer shall, as soon as practicable following receipt, turn over to the owner thereof any cash collections or other cash proceeds received with respect to receivables not constituting Purchased Receivables.

(d)
The Funding Seller, the Initial Purchaser and the Originators shall perform their respective obligations under the Contracts related to the Purchased Receivables to the same extent as if Purchased Receivables had not been sold and the exercise by the Purchaser of its rights under this Agreement shall not release the Servicer, any Originator, the Initial Purchaser or the Funding Seller from any of their duties or obligations with respect to any Purchased Receivables or related Contracts. The Purchaser shall have no obligation or liability with respect to any Purchased Receivables or related Contracts, nor shall it be obligated to perform the obligations of the Funding Seller, the Initial Purchaser or the Originators thereunder.

(e)
Subject to Section 3.2(b), the Servicer shall not, without the prior written consent of the Bank Purchasing Agent, make any change to its Credit and Collection Policy that would have a material adverse effect on the Bank Purchasers or the credit quality of the Purchased Receivables.

3.3	Reporting.

(a)
On or before each Reporting Date, the Servicer shall prepare and forward to each of the Purchasing Entities a Monthly Report relating to the Purchased Receivables outstanding on the last day of the immediately preceding Collection Period.

(b)
On or before each Reporting Date, the Servicer shall prepare and provide to the Bank Purchasing Agent the T-Mobile Information relating to the Purchased Receivables outstanding on the last day of the immediately preceding Collection Period. The parties hereto acknowledge and agree that such T-Mobile Information shall be maintained by the Bank Purchasing Agent in the United States of America and such T-Mobile Information may be viewed, but cannot be shared or distributed outside the United States of America.

3.4
Cooperation of the Funding Seller, the Initial Purchaser, and the Originators. The Funding Seller will, and will cause each of the Initial Purchaser and the Originators to, from time to time, at its own expense, promptly execute and deliver all further instruments and documents and take all further actions that may be reasonably necessary or desirable, or that the Bank Purchasing Agent may reasonably request, to perfect, protect or more fully evidence the transfers and/or ownership of the Purchased Receivables under the Transaction Documents, or to enable the Purchaser to exercise and enforce its rights and remedies hereunder.

3.5	Remedies following a Servicer Event. At any time following a Servicer Event, unless the Final Termination Date has occurred:

(a)
the Bank Purchasing Agent may direct the Obligors of Purchased Receivables that all payments thereunder be made directly to the Purchaser or one or more of the other Purchasing Entities (as directed by the Bank Purchasing Agent);

(b)
at the Funding Seller’s expense, the Bank Purchasing Agent may, and, at the request of the Bank Purchasing Agent, the Servicer shall, deliver a Notice of Assignment to each Obligor of Purchased Receivables and direct that payments be made directly to the Purchaser or any Person or Persons otherwise acceptable to the Bank Purchasers; and

(c)
after the replacement of T-Mobile PCS Holdings as Servicer, at the Bank Purchasing Agent’s request and at the Funding Seller’s expense, the Funding Seller and the Servicer shall (x) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Purchased Receivables and the related Contracts and Related Rights, or that are otherwise necessary or desirable to collect the Purchased Receivables, and shall make the same available to the Purchaser and the Bank Purchasing Agent at a place selected by the Bank Purchasing Agent, (y) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Purchased Receivables in a manner acceptable to the Bank Purchasing Agent, and (z) promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Purchaser or one or more of the other Purchasing Entities (as directed by the Bank Purchasing Agent).

3.6	Rights of the Bank Purchasing Agent following a Termination Event.

(a)
The Bank Purchasing Agent is authorized at any time after the occurrence of a Termination Event to deliver to the Collection Account Bank the notice of effectiveness provided for in the Account Control Agreement. The Funding Seller hereby transfers to the Bank Purchasing Agent the exclusive control of the Collection Account, subject only to the Bank Purchasing Agent’s delivery of such notice of effectiveness. The Funding Seller shall take any actions reasonably requested by the Bank Purchasing Agent to effect such transfer of control of the Collection Account to the Purchaser. All amounts in the Collection Account will be distributed on each Settlement Date in accordance with Section 2.7.

(b)
Following a Termination Event, the Funding Seller authorizes the Bank Purchasing Agent to take any and all steps in the Funding Seller’s name and on behalf of the Funding Seller that are necessary or desirable, in the determination of the Bank Purchasing Agent, to collect amounts due under the Purchased Receivables to the Bank Purchasers under the Onward Receivables Purchase Agreement, including, without limitation, endorsing the Funding Seller’s name on checks and other instruments representing Collections of Purchased Receivables and enforcing the Purchased Receivables and the Related Rights.

3.7	Periodic Audits by the Bank Purchasing Agent.

(a)
The Servicer will, and will cause each of the Initial Purchaser and each of the Originators to, from time to time during regular business hours as may be reasonably requested by the Bank Purchasing Agent or any Bank Purchaser, permit the Bank Purchasing Agent or such Bank Purchaser:

(i)
to conduct periodic audits of the Purchased Receivables, the Related Rights and the related books and records and collections systems of the Servicer, the Funding Seller, the Initial Purchaser and the Originators, provided that information relating to specific Receivables shall be limited to the T-Mobile Information;

(ii)	upon reasonable prior notice, to examine all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Servicer, the Funding Seller, the Initial Purchaser or the Originators relating to Purchased Receivables and the Related Rights, including, without limitation, the Contracts, provided that information relating to specific Receivables shall be limited to the T-Mobile Information; and

(iii)
upon reasonable prior notice, to visit the offices and properties of the Servicer, the Funding Seller, the Initial Purchaser or the Originators for the purpose of examining such materials described in Section 3.7(a)(ii) above, and to discuss matters relating to Purchased Receivables and the Related Rights or the Servicer’s performance hereunder with any of the officers or employees of the Servicer, the Funding Seller, the Initial Purchaser or the Originators having knowledge of such matters; provided that, unless a Termination Event shall have occurred and be continuing, neither the Funding Seller nor the Servicer shall be liable for the cost of any of the actions contained in this Section 3.7(a)(iii) more often than once every twelve months.

(b)
The Servicer shall assist each Bank Purchaser (including its auditors and supervisory authorities, which may include the Bundesanstalt für Finanzdienstleistungsaufsich) and provide them with information readily available to the Servicer upon a reasonable request, subject to applicable data protection laws and banking secrecy duty, provided that information with respect to any individual Receivables shall be limited to the T-Mobile Information.

3.8
Accountant’s Report. Upon request by the Bank Purchasing Agent or any of the Bank Purchasers (which, at any time prior to the occurrence of a Termination Event, shall be no more frequent than once every twelve months and may be performed contemporaneously with the annual audit of the Funding Seller), the Funding Seller shall at its expense appoint independent public accountants (which may be the audit firm of the Performance Guarantor) to prepare and deliver to the Bank Purchasing Agent a written report with respect to the Purchased Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) of a scope substantially as described on Annex 7 attached hereto with such changes as may be reasonably requested by the Bank Purchasing Agent and in the format to be agreed between the Bank Purchasing Agent and the Funding Seller.

3.9
Payment of Taxes. The Servicer will, and will cause each Originator to, pay all sales, excise or other taxes with respect to the Purchased Receivables to the applicable taxing authority when due, and will, upon the request of the Bank Purchasing Agent or any Bank Purchaser, provide it with evidence of such payment.

3.10
Segregation of Collections. From and after the occurrence, and during the continuation, of a Termination Event, the Servicer shall cause all Collections with respect to the Purchased Receivables to be deposited to deposit accounts of the Servicer or of the related Originator which contain no cash other than Collections of Purchased Receivables and collections of other Receivables. The Servicer shall, within 2 Business Days of their receipt, identify all Collections received into such deposit accounts and shall deposit such Collections to the Collection Account. The Servicer shall not transfer any funds, and shall not permit any funds to be transferred, out of such deposit accounts and shall not allow such funds to be commingled with any other cash prior to the identification of such funds as Collections or otherwise.

3.11
Servicer Indemnity. Without limiting any other rights that any of the Purchasing Entities or any of their respective Affiliates or agents (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Servicer, the Servicer hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following, excluding, however, (a) Special Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of a Special Indemnified Party, (b) recourse for uncollectible Receivables and (c) any Excluded Taxes:

(a)
any representation or warranty or statement made by the Servicer under or in connection with this Agreement or the Transaction Documents that shall have been incorrect in any material respect when made or deemed made;

(b)
the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Purchased Receivable or Contract, including payment of all unpaid sales, excise or other taxes when due;

(c)	any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement;

(d)	the commingling of Collections of Purchased Receivables at any time by the Servicer with other funds;

(e)
any action or omission by the Servicer not in compliance with the Credit and Collection Policy that has the effect of reducing or impairing the rights of any of the Purchasing Entities with respect to any Purchased Receivable or the value of any Purchased Receivable;

(f)	any claim brought by any Person arising from any activity by the Servicer or its Affiliates in servicing, administering or collecting any Purchased Receivable; or

(g)	any dispute, claim, offset or defense of the Obligor to the payment of any Purchased Receivable as a result of the collection activities with respect to such Purchased Receivable by the Servicer.

3.12	Representations of the Servicer. The Servicer hereby represents and warrants to each of the Purchasing Entities that, as of the date hereof, the Closing Date and each Purchase Date:

(a)
the Servicer (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business and (iii) has all corporate or other organizational power and all licenses, authorizations, consents, approvals and qualifications, of and from all third parties required to execute and deliver and perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is now conducted except where the failure to so qualify could not be expected to have a material adverse effect on the Servicer’s ability to perform its duties or obligations with respect to the Purchased Receivables;

(b)
the execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which it is a party, (i) are within the Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not, with respect to execution and delivery, and will not, with respect to the performance of its obligations, contravene or constitute a default under (A) the Servicer’s organic documents, (B) any applicable law, (C) any contractual restriction binding on or affecting the Servicer or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property;

(c)	each Transaction Document to which the Servicer is a party has been duly executed and delivered by the Servicer;

(d)
no authorization, approval, license, consent, qualification or other action by, and no notice to or filing or registration with, any governmental body or agency or official thereof or any third party is required for the due execution, delivery and performance by the Servicer of this Agreement or any other Transaction Document to which the Servicer is a party or any other document to be delivered by the Servicer hereunder or thereunder, all of which have been duly made or taken, as the case may be, and are in full force and effect;

(e)
each Transaction Document to which the Servicer is a party constitutes the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with its terms, subject to any limitation on the enforceability thereof against the Funding Seller arising from the application of any applicable bankruptcy law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(f)
(i) there are no actions, suits, investigations by any governmental body or agency, litigation or proceedings at law or in equity or by or before any governmental body or agency or in arbitration now pending, or credibly threatened, against or affecting the Servicer or any of its businesses, properties or revenues that could reasonably be expected to result in a Material Adverse Change; and (ii) the Servicer is not in default or violation of any order, judgment or decree of any governmental body or agency or arbitrator that could reasonably be expected to result in a Material Adverse Change;

(g)	no Bankruptcy Event has occurred with respect to the Servicer;

(h)
the Servicer (i) is not overdue in the filing of any income tax returns or any other material tax returns required to be filed; and (ii) has made adequate provision for the payment of all income taxes and all other material taxes, assessments and other government charges;

(i)
the Servicer has the capability to identify each Purchased Receivable sold and assigned hereunder on a daily basis and the Collections received with respect thereto within 2 Business Days after receipt;

(j)	the Servicer has not breached any laws applicable to it or its business or property that could reasonably be expected to result in a Material Adverse Change;

(k)
each Monthly Report, information, exhibit, financial statement, document, book, record or report furnished at any time by or on behalf of the Servicer to the Purchaser or the Bank Purchasing Agent in connection with this Agreement is true, complete and accurate in all material respects as of its date or as of the date so furnished, and, as of such date, no such document contains any untrue statement of a material fact or (taken as a whole) omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading;

(l)	each Purchased Receivable is an Eligible Receivable as of its Purchase Date;

(m)
all sales, excise or other taxes with respect to the goods, insurance or services that are the subject of any Contract for a Purchased Receivable have been paid as and when due unless such amounts are being disputed in good faith; and

(n)	the name and address of the Payment Account Banks, together with the account names and numbers of the Payment Accounts, are specified in the Master Receivables Purchase Agreement Side Letter;

4.	FEES AND PAYMENTS; INCREASED COSTS; SET-OFF

4.1
Commitment Fee. On each Settlement Date, the Purchaser shall be entitled to receive from Collections a commitment fee (the “Commitment Fee”) in an amount equal to the product of (a) the Commitment Fee Rate, (b) the Unused Part of the Funding Limit as of such Settlement Date, and (c) a fraction, (i) the numerator of which is the actual number of days that elapsed during the most recently ended Collection Period and (ii) the denominator of which is 360.

4.2
Factoring Fee. On each Settlement Date, the Purchaser shall be entitled to receive from Collections a fee (the “Factoring Fee”) in an amount equal to the product of (a) LIBOR for the immediately preceding Accrual Period plus the Factoring Fee Margin in effect during such Accrual Period, (b) the Funded Amount on the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been the Closing Date Funded Amount), and (c) a fraction, (i) the numerator of which is the actual number of days that elapsed during the most recently ended Accrual Period and (ii) the denominator of which is 360.

4.3	Servicer Fee.

(a)
On each Settlement Date, the Servicer shall be entitled to receive a fee (the “Servicer Fee”) in an amount equal to the product of (a) 0.20%, (b) the Funded Amount on the immediately preceding Settlement Date (which, for purposes of the first Settlement Date, shall be deemed to have been the Closing Date Funded Amount), and (c) a fraction, (i) the numerator of which is the actual number of days that elapsed during the most recently ended Collection Period and (ii) the denominator of which is 360. If the Servicer shall at any time cease to be a member of the T-Mobile Group, the Bank Purchasing Agent and such Servicer may agree to a different percentage per annum, but in no event in excess of

110% of the reasonable costs and expenses of the Servicer in administering and collecting the Purchased Receivables.

(b)
The Servicer shall issue a separate invoice to each of the Bank Purchasers on the services rendered during any month and the Servicer Fee thereon by the Settlement Date in the following month. Such invoices shall be materially in the form specified in Annex 10. The Bank Purchasing Agent shall inform the Servicer of any required change to the invoicing should the relevant statutory VAT provisions or their interpretation change. Notwithstanding the receipt of invoices by the Bank Purchasers from the Servicer, the Servicer Fee shall be payable only from Collections pursuant to Section 2.7.

4.4
Increased Costs. If the Bank Purchasing Agent or any of the Bank Purchasers shall have determined that any Change in Law shall have the effect of reducing the rate of return on such party’s respective capital or assets as a consequence of its obligations or the purchases of Purchased Receivables hereunder or under the Onward Receivables Purchase Agreement to a level below that which such party could have achieved but for such adoption, change or compliance (taking into consideration such party’s policies with respect to capital adequacy) by an amount deemed by such party to be material, then from time to time, within 15 days of submission by such party to the Funding Seller of a written request therefor, the Funding Seller shall pay to such party such additional amount or amounts as will compensate such party for such reduction (the “Increased Costs”). A certificate as to any additional amounts payable pursuant to this Section 4.4 submitted by such party to the Funding Seller shall be conclusive in the absence of manifest error. The obligations of the Funding Seller pursuant to this Section 4.4 shall survive the termination of this Agreement and the payment of all other amounts owing by the Funding Seller to such party hereunder.

4.5	Set-Off. No Purchasing Entity shall have any right of set-off with respect to the obligations of the parties to the Transaction Documents other than those rights arising under applicable law.

4.6
Obligations of Funding Seller, Servicer and Performance Guarantor. Except as otherwise expressly provided herein, the obligations of the Funding Seller, the Servicer and the Performance Guarantor to make the deposits and other payments contemplated by this Agreement are absolute and unconditional and all payments to be made by the Funding Seller, the Servicer or the Performance Guarantor under or in connection with this Agreement shall be made free and clear of, and each of the Funding Seller, the Servicer and the Performance Guarantor hereby irrevocably and unconditionally waives all rights of, any counterclaim, set-off, deduction or other analogous rights or defenses, in connection with such obligations, which it may have against any of the Purchasing Entities (including any obligation of any Purchasing Entity in respect of payment of the Deferred Purchase Price). All stamp, documentary, registration or similar duties or taxes, including withholding taxes and any penalties, additions, fines, surcharges or interest relating thereto, which are imposed or chargeable in connection with this Agreement shall be paid by the Funding Seller; provided that each of the Purchasing Entities shall be entitled but not obliged to pay any such duties or taxes whereupon the Funding Seller shall on demand indemnify such party against those duties or taxes and against any costs and expenses so incurred by it in discharging them.

4.7	Taxes.

(a)
Any and all payments and distributions made by, or on behalf of, the Funding Seller in respect of the Purchased Receivables and the Related Rights that shall be conveyed by the Funding Seller to the Purchaser hereunder or otherwise, and all payments and distributions required to be made or deemed to have been made by, or on behalf of, the Funding Seller or any other Person (including the Purchaser) to any of the Purchasing Entities pursuant to any Transaction Document shall be made free and clear of, and without deduction for, any Indemnified Taxes, provided that:

(i)
if the Funding Seller or any other Person shall be required to deduct any Indemnified Taxes from such payments, then (1) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.7) such Purchasing Entity receives an amount equal to the sum it would have received had no such deductions been made, (2) the Funding Seller or such Person shall make such deductions, and (3) the Funding Seller or such Person shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; and

(ii)
the Funding Seller shall not be obligated to make a payment under this Section 4.7 in respect of penalties, interest, and additions to Tax attributable to any Indemnified Taxes (and, for the avoidance of doubt, reasonable expenses arising therefrom or with respect thereto), if (1) such penalties, interest or additions to Tax are attributable to the failure of the Purchaser to pay the relevant Governmental Authority amounts received by it from the Funding Seller or any other Person, as the case may be in respect of Indemnified Taxes within 30 days after receipt of such amount from the Funding Seller or any such other Person or (2) such penalties, interest or additions to Tax are attributable to the gross negligence or willful misconduct of the Purchaser.

Notwithstanding anything to the contrary contained in this Agreement, none of the Funding Seller, the Servicer, the Originators or the Performance Guarantor shall have any obligation to make a “gross-up” payment of taxes or indemnification under this Section 4.7 to the Purchaser or the Bank Purchasers related to a FATCA Deduction.

(b)
Notwithstanding any other provision of this Agreement, the Funding Seller shall comply with all federal and state withholding requirements with respect to payments to any of the Purchasing Entities of amounts that the Funding Seller reasonably believes are applicable under the Code, the treasury regulations or any applicable state or local law. The Funding Seller will withhold on payments to each of the Purchasing Entities unless such Purchasing Entity provides at such time or times as required by law (i) a correct, complete and properly executed U.S. Internal Revenue Service Form W-8BEN claiming eligibility of such Purchasing Entity for benefits of an income tax treaty to which the United States is a party, (ii) a correct, complete and properly executed U.S. Internal Revenue Service Form W-8ECI, (iii) a correct, complete and properly executed U.S. Internal Revenue Service Form W-8BEN and a certificate of a duly authorized officer of such Purchasing Entity to the effect that such Purchasing Entity is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Funding Seller within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code, or (iv) a correct, complete and properly executed U.S. Internal Revenue Service Form W-8IMY, with appropriate attachments from each of the beneficial owners that either (a) satisfies one of the clauses (i) through (iii) above or (b) is a correct, complete and properly executed U.S. Internal Revenue Service Form W-9. For any period with respect to which any of the Purchasing Entities has failed to provide the Funding Seller with the appropriate, complete and accurate form or other relevant document pursuant to this Section 4.7 establishing a complete exemption from U.S. federal withholding tax, such Purchasing Entity shall not be entitled to any “gross-up” of taxes or indemnification under this Section 4.7.

(c)
If a payment made to any of the Purchasing Entities under any Transaction Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such party shall deliver to the Funding Seller, at the time or times prescribed by law and at such time or times reasonably requested by the Funding Seller, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Funding Seller as may be necessary for the Funding Seller to comply with its obligations under FATCA, to determine that such party has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

4.8
Late Fees. If the Funding Seller, the Servicer or the Performance Guarantor shall default in the payment, when due, of any amount owed by it to any of the Purchasing Entities hereunder, then the Funding Seller, the Servicer or the Performance Guarantor, as the case may be, shall owe to such Purchasing Entity interest on the amount of such payment at a per annum rate equal to the sum of (i) LIBOR during the related Accrual Period plus the Factoring Fee Margin in effect during such Accrual Period plus (ii) 2.00% for the period beginning on (and including) the first day on which such payment was due and ending on (but not including) the day on which such payment is remitted to such Purchasing Entity, which interest shall be calculated on the basis of the actual number of days included in such period and a year consisting of 360 days.

5.	REPURCHASE OF RECEIVABLES; ALLOCATION AND SHARING OF LOSSES

5.1	Retransfer and Repurchase of Certain Receivables.

(a)
Imminent Write-Offs. On each Business Day, each Purchased Receivable that the Servicer has determined will become the subject of a Write-Off and any Aged Receivable that has not been repurchased by the Funding Seller in accordance with Section 5.1(b) below shall be retransferred by the Purchaser to the Funding Seller, automatically, and without any further action by the Purchaser or the Funding Seller.

(b)
Aged Receivables Repurchases. In addition to the foregoing, unless the Servicer at any time shall have failed to pay the Required Amount into the Collection Account in accordance with Section 2.6(c), during each Collection Period, on each Business Day that shall occur during such Collection Period, the Funding Seller shall repurchase from the Purchaser each Purchased Receivable that shall have become an Aged Receivable, it being agreed and understood (i) that the repurchase thereof shall be settled on the first Settlement Date to occur after the end of such Collection Period in accordance with the following provisions of this Section 5.1(b) and (ii) that, notwithstanding any of the foregoing, at any time, the Funding Seller may notify each of the Purchasing Entities in writing that, for any Batch, the Funding Seller shall repurchase Aged Receivables pursuant to this Section 5.1 only to the extent that the aggregate Outstanding Balance of all of the Aged Receivables from such Batch repurchased by the Funding Seller during the term of this Agreement would not exceed 10.00% of the related Batch Receivables Amount, which limitation of repurchases shall take effect on the first Settlement Date to occur after the end of the Collection Period during which such notification was given.
For each Batch, the repurchase price payable by the Funding Seller to the Purchaser for such Aged Receivables (i) shall be an amount equal to the product of (A) the Funding Advance Rate times (B) the aggregate Outstanding Balance of all of the repurchased Aged Receivables included in such Batch; and (ii) shall be paid on the Settlement Date on which their repurchase is to occur in accordance with this Section 5.1(b) by requiring the Funding Seller to pay to the Purchaser an amount equal to the aggregate amount of all of such repurchase prices, which amount shall be deemed to have been paid by requiring the Purchaser to reduce the Mandatory Repurchase Reserve Payment Amount for such Settlement Date by a corresponding amount, it being understood between the parties that such reduction may result in a negative Mandatory Repurchase Reserve Payment Amount.

(c)
All of the transfers and repurchases of Receivables contemplated by Sections 5.1(a) and 5.1(b) shall occur without recourse to, and without warranty of any kind made or deemed to have been made by, the Purchaser, and all representations and warranties are hereby expressly disclaimed. Notwithstanding any of the foregoing, the Servicer shall continue to monitor the status of all of the Receivables transferred back to the Funding Seller pursuant to Section 5.1(a) above and all of the Aged Receivables repurchased by the Funding Seller pursuant to Section 5.1(b) above in order to determine if and when such Receivables become Written-Off Receivables and to identify and report to the Funding Seller and each of the Purchasing Entities any Recoveries thereon.

5.2
Order of Repurchase. The Servicer shall designate the order in which Purchased Receivables (which will become Written-Off Receivables or are Aged Receivables) are to be transferred back during a Collection Period in a notice delivered to the Purchaser and the Funding Seller. The Purchaser and the Funding Seller acknowledge initial receipt of such notice. The Servicer may change such designation by means of an additional notice delivered by it to each of the Purchasing Entities.

5.3	Allocation of Write-Offs.

(a)
On each Settlement Date until and including the Final Termination Date, the Servicer will determine, for each Batch and such Settlement Date, the Allocated Write-Off Amount related thereto, together with the Immediate Write-Off Amount and the Aged Receivables

Write-Off Amount (as each of such terms is defined in Sections 5(b) and 5(c) below) related thereto.

(b)
On each Settlement Date until and including the Final Termination Date, before giving effect to Section 5.3(c) below, for each Batch, that portion of the Allocated Write-Off Amount for such Settlement Date that is not attributable to Aged Receivables that have been repurchased by the Funding Seller and paid for pursuant to Section 5.1(b) above (the amount of such portion of the Allocated Write-Off Amount is referred to herein as the “Immediate Write-Off Amount” for such Settlement Date) shall be allocated between the Funding Seller and the Purchaser as follows:

(i)
FIRST, the Funding Seller shall bear the losses associated with the Immediate Write-Off Amount for such Settlement Date by paying to the Purchaser an amount equal to the lesser of (A) the Maximum Batch Mandatory Repurchase Amount for such Settlement Date and (B) the Immediate Write-Off Amount for such Settlement Date, which amount shall be deemed to have been paid by requiring the Purchaser to reduce the Mandatory Repurchase Reserve Payment Amount for such Settlement Date (and the Maximum Batch Mandatory Repurchase Amount as contemplated in the definition of such term) by a corresponding amount, it being understood between the parties that such reduction may result in a negative Mandatory Repurchase Reserve Payment Amount;

(ii)
SECOND, until the Discount Ledger Adjusted Balance is reduced to zero, the Purchaser shall deposit to the Collection Account (for application pursuant to Section 2.7 on such date) an amount equal to the excess, if any, of the Immediate Write-Off Amount for such Settlement Date over the Maximum Batch Mandatory Repurchase Amount for such Settlement Date; and, simultaneously, the Bank Purchasing Agent shall reduce the Discount Ledger Balance by the amount of such deposit;

(iii)
THIRD, until the Level 3 Maximum Amount is reduced to zero: (A) the Funding Seller shall deposit to the Collection Account (for application pursuant to Section 2.7 on such date) an amount equal to the product of (i) 85% and (ii) the amount by which the Immediate Write-Off Amount for such Settlement Date exceeds the sum of the amount to be borne by the Funding Seller pursuant to clause FIRST above and the amount deposited by the Purchaser pursuant to clause SECOND above (the amount of such excess is referred to herein as the “Aggregate Level 3 Loss Sharing Payment Amount” for such Settlement Date); and (B) the Purchaser shall deposit to the Collection Account (for application pursuant to Section 2.7 on such date) an amount equal to the product of (i) 15% and (ii) the Aggregate Level 3 Loss Sharing Payment Amount for such Settlement Date; and (C) and, upon the making of such payments, the Level 3 Maximum Amount shall be reduced by an amount equal to the sum of the deposits made pursuant to subclauses (A) and (B) of this clause THIRD on such Settlement Date;

(iv)	FOURTH, if the Immediate Write-Off Amount for such Settlement Date shall be greater than the aggregate amount of the allocations made pursuant to clauses

FIRST, SECOND and THIRD of this Section 5.3(b) on such Settlement Date (the “Excess Level 3 Amount”), the Servicer shall deposit Collections in the Collection Account in an amount equal to the lesser of the (A) the Level 4 Reserve Amount and (B) the Excess Level 3 Amount, and the Level 4 Reserve Amount shall be reduced by the amount of such deposit on such Settlement Date; and

(v)
FIFTH, if the Immediate Write-Off Amount for such Settlement Date shall be greater than the aggregate amount of the allocations made pursuant to clauses FIRST, SECOND, THIRD and FOURTH of this Section 5.3(b) on such Settlement Date, the Purchaser shall then reduce the Funded Amount by the amount of such excess.

(c)
On each Settlement Date until and including the Final Termination Date, after giving effect to Section 5.3(b) above, for each Batch, that portion of the Allocated Write-Off Amount for such Settlement Date that is attributable to Aged Receivables that have been repurchased by the Funding Seller pursuant to Section 5.1 above (the amount of such portion of the Allocated Write-Off Amount is referred to herein as the “Aged Receivables Write-Off Amount” for such Settlement Date) shall be allocated between the Funding Seller and the Purchaser as follows:

(i)
FIRST, the Funding Seller shall bear the losses associated with the Aged Receivables Write-Off Amount up to an amount equal to the excess of (A) the Maximum Batch Mandatory Repurchase Amount for such Settlement Date over (B) the amounts deemed to have been paid by the Funding Seller on such Settlement Date pursuant to clause FIRST of Section 5.3(b) above; it being understood (for the avoidance of doubt) that no payment by the Funding Seller shall be required to give effect the allocation of Write-Offs to the Funding Seller pursuant to this clause FIRST;

(ii)
SECOND, until the Discount Ledger Adjusted Balance is reduced to zero, the Purchaser shall pay directly to the Funding Seller an amount equal to the excess, if any, of the Aged Receivables Write-Off Amount for such Settlement Date over the amount borne by the Funding Seller pursuant to clause FIRST above; and, simultaneously, the Bank Purchasing Agent shall reduce the Discount Ledger Balance by the amount of such deposit;

(iii)
THIRD, until the Level 3 Maximum Amount is reduced to zero and taking into account any reduction of the Level 3 Maximum Amount made on such Settlement Date pursuant to clause THIRD of Section 5.3(b) above: (A) the Purchaser shall pay directly to the Funding Seller an amount equal to the product of (i) 15% and (ii) the amount by which the Aged Receivables Write-Off Amount for such Settlement Date exceeds sum of the amount to be borne by the Funding Seller pursuant to clause FIRST above and the amount deposited by the Purchaser pursuant to clause SECOND above (such amount is referred to herein as the “Aggregate Level 3 Excess Loss Sharing Payment Amount” for such Settlement Date); and (B) the Funding Seller shall bear losses in an amount equal to the product of (i) 85% and (ii) the Aggregate Level 3 Excess Loss Sharing Payment

Amount for such Settlement Date; it being understood (for the avoidance of doubt) that no payment by the Funding Seller shall be required to give effect the allocation of Write-Offs to the Funding Seller pursuant to this clause THIRD; and (C) the Level 3 Maximum Amount shall be reduced by an amount equal to the sum of the deposit made by the Purchaser pursuant to subclause (A) and the amount of losses borne by the Funding Seller pursuant to subclause (B) of this clause THIRD;

(iv)
FOURTH, until the Level 4 Reserve Amount is reduced to zero and taking into account any reduction of the Level 4 Reserve Amount made on such Settlement Date pursuant to clause FOURTH of Section 5.3(b) above, if the Aged Receivables Write-Off Amount for such Settlement Date shall be greater than the aggregate amount of the allocations made pursuant to clauses FIRST, SECOND and THIRD of this Section 5.3(c) on such Settlement Date (the “Excess Level 3 Excess Amount”), the Servicer shall deposit Collections in the Collection Account in an amount equal to the lesser of the (A) the Level 4 Reserve Amount and (B) the Excess Level 3 Excess Amount, and the Level 4 Reserve Amount shall be reduced by the amount of such deposit on such Settlement Date; and

(v)
FIFTH, the Purchaser shall pay directly to the Funding Seller an amount equal to the excess, if any, of the Aged Receivables Write-Off Amount for such Settlement Date over the aggregate amount of the allocations made pursuant to clauses FIRST, SECOND, THIRD and FOURTH of this Section 5.3(c) on such Settlement Date.

5.4
Allocation of Recoveries. On each Settlement Date until and including the Final Termination Date, Recoveries for the prior Collection Period shall be paid or allocated by the Funding Seller or by the Servicer on behalf of the Funding Seller in accordance with the following order of priority:

(i)
FIRST, to the Purchaser, up to the aggregate of the amounts, if any, allocated to the Purchaser pursuant to Section 5.3(b)(v) above and/or payable by the Purchaser to the Funding Seller pursuant to Sections 5.3(c)(v) above with respect to any Batch on all prior Settlement Dates;

(ii)	SECOND, to the Funding Seller, up to the aggregate of the amounts deposited by the Servicer in the Collection Account pursuant to Section 5.3(b)(iv) and/or Section 5.3(c)(iv);

(iii)
THIRD, ratably and pari passu, (A) 85% to the Funding Seller and (B) 15% to the Purchaser up to the aggregate of the amounts, if any, payable by the Funding Seller and the Purchaser pursuant to Sections 5.3(b)(iii) and 5.3(c)(iii) with respect to any Batch on such Settlement Date and all prior Settlement Dates, whereupon the Level 3 Maximum Amount shall be increased by the aggregate amount so paid to the Purchaser and the Funding Seller;

(iv)
FOURTH, to the Purchaser, up to the aggregate of (A) the amounts, if any, by which the Discount Ledger Balance was required to be reduced pursuant to Section 5.3(b)(ii)and (B) the amounts, if any, payable by the Purchaser to the Funding Seller pursuant to Section 5.3(c)(ii), if any, with respect to any Batch on such

Settlement Date and all prior Settlement Dates, whereupon the Bank Purchasing Agent shall be obligated to increase the Discount Ledger Balance by the amount so paid to the Purchaser); and

(v)	FINALLY, to pay any remainder to the Funding Seller.

5.5	Revision of Allocation Levels.

(a)
In the event that the Discount Ledger Balance exceeds 2.00% of the Maximum Sales Amount on any Settlement Date (after giving effect to any adjustments to the Discount Ledger Balance on such Settlement Date), upon notice by the Funding Seller to the Bank Purchasing Agent and the Bank Purchasers on such Settlement Date, the Discount Rate shall be decreased to a percentage determined by the Funding Seller, but not less than 0.00%, to reflect such change in credit quality, and the Level 4 Reserve Percentage shall be increased by 1.25 times the reduction in the Discount Rate. Such adjustment shall be prospective in nature and shall only apply to succeeding Collection Periods after the adjustment is made. The notice described in this Section 5.5(a) may be issued more than once.

(b)
If the Discount Ledger Balance is less than 1.75% of the Maximum Sales Amount on any Settlement Date (after giving effect to any adjustments to the Discount Ledger Balance on such Settlement Date), upon notice by the Funding Seller to the Bank Purchasing Agent and the Bank Purchasers on such Settlement Date, the Discount Rate shall be increased to a percentage determined by the Funding Seller, and the Level 4 Reserve Percentage shall be decreased by an amount equal to 1.25 multiplied by such increase in the Discount Rate, provided that the Level 4 Reserve Percentage shall not at any time be less than the Level 4 Reserve Percentage on the Closing Date. Such adjustment shall be prospective in nature and shall only apply to succeeding Collection Periods after the adjustment is made.

(c)
The Funding Seller may, no more frequently than twice per calendar year, submit a written request to the Bank Purchasing Agent, requesting a change in the Discount Rate, the Maximum Mandatory Repurchase Percentage, the Level 3 Maximum Amount or the Level 4 Reserve Percentage, or any combination thereof, in order to adjust for changes in the credit quality of the Purchased Receivables and the history and magnitude of write-offs made with respect thereto; provided, however, that (A) any such changes shall be effective as of the first day of a Collection Period and shall be prospective only, and (B) no such changes shall cause the total credit support available to cover losses in accordance with Sections 5.3(b)(i)-(iv) and 5.3(c)(i)-(iv) (without taking into account the Discount Ledger Balance) to be less protective than such total credit support immediately prior to giving effect to the requested changes, and (C) as a condition to any increase in the Level 3 Maximum Amount to an amount in excess of $50,000,000, the Funding Seller shall provide collateral in an amount no less than 85% of such excess in form and substance, and subject to documentation in form and substance, satisfactory to the Bank Purchasing Agent, in order to secure the Funding Seller’s obligations under Sections 5.6(a)(i) and 5.6(a)(ii). Any such requested change shall be accepted or rejected by the Bank Purchasing Agent within 5 Business Days following the Reporting Date that next follows the receipt of such request. For the avoidance of doubt, the prospective changes to the

Discount Rate and Level 4 Reserve Percentage that may occur pursuant to Sections 5.5(a) and 5.5(b) shall not constitute or trigger changes to such rates pursuant to this Section 5.5(c).

5.6	KfW Guarantee.

(a)
The parties hereto acknowledge and agree that the Bank Purchasing Agent shall be entitled to make a demand on behalf of the Bank Purchasers under the KfW Guarantee under the following circumstances and in the following amounts. If, on any Settlement Date:

(i)
the Funding Seller fails to make all or any portion of the deposit to the Collection Account that was required to be made by it pursuant to Section 5.3(b)(iii), then, on or after such Settlement Date, the amount of the draw shall be equal to the amount that the Funding Seller shall have failed to so deposit to the Collection Account; and

(ii)
(I) the Servicer fails to deposit any of the Collections into the Collection Account, as required under this Agreement, and such Collections have been commingled with other funds of the Servicer or any other member of the T-Mobile Group and (II) as a direct result of such failure and commingling, such Collections are not readily identifiable and any of the Bank Purchasers has suffered a loss, then, on or after such, Settlement Date, the draw shall be made pursuant to clause (i) above, as if the amount of such loss was included in the determination of the Immediate Write-Off Amount for such Settlement Date.

(b)
The Bank Purchasing Agent shall specify in the related demand notice provided to KfW under the KfW Guarantee the amount of the proceeds thereof that shall be due to each Bank Purchaser and shall provide a copy of such demand notice to the Purchaser.

The provisions of this Section 5.6 shall not be construed to limit in any way the provisions of the KfW Guarantee itself.

6.	REPRESENTATIONS AND WARRANTIES OF THE FUNDING SELLER AND THE PERFORMANCE GUARANTOR

6.1	The Funding Seller. The Funding Seller hereby represents and warrants to each of the Purchasing Entities that, as of the date hereof, the Closing Date, and each Purchase Date:

(a)
the Funding Seller (i) is a limited liability company, duly organized solely, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business and (iii) has all corporate or other organizational power and all licenses, authorizations, consents, approvals and qualifications, of and from all third parties required to execute and deliver and perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is now conducted;

(b)	the execution, delivery and performance by the Funding Seller of this Agreement and any other Transaction Document to which it is a party, including the Funding Seller’s sales hereunder of Receivables and the Funding Seller’s use of the proceeds thereof (i) are within the Funding Seller’s corporate and other organizational powers, (ii) have been duly authorized by all necessary corporate and other organizational action, (iii) do not, with respect to execution and delivery, and will not, with respect to the performance of its obligations, contravene or constitute a default under (A) the Funding Seller’s organic documents, (B) any applicable law, (C) any contractual restriction binding on or affecting the Funding Seller or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting the Funding Seller or its property and (iv) do not, with respect to execution and delivery, and will not, with respect to the performance of its obligations, result in or require the creation or imposition of any Adverse Claim (other than any Adverse Claim arising under any Transaction Document) upon or with respect to any of its properties;

(c)	each Transaction Document to which the Funding Seller is a party has been duly executed and delivered by the Funding Seller;

(d)
no authorization, approval, license, consent, qualification or other action by, and no notice to or filing or registration with, any governmental body or agency or official thereof or any third party is required for the due execution, delivery and performance by the Funding Seller of this Agreement or any other Transaction Document to which the Funding Seller is a party or any other document to be delivered by the Funding Seller hereunder or thereunder, all of which have been duly made or taken, as the case may be, and are in full force and effect;

(e)
each Transaction Document to which the Funding Seller is a party constitutes the legal, valid and binding obligations of the Funding Seller enforceable against the Funding Seller in accordance with its terms, subject to any limitation on the enforceability thereof against the Funding Seller arising from the application of any applicable bankruptcy law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(f)
    there are no actions, suits, investigations by any governmental body or agency, litigation or proceedings at law or in equity or by or before any governmental body or agency or in arbitration now pending, or credibly threatened, against or affecting the Funding Seller or any of its businesses, properties or revenues; and (ii) the Funding Seller is not in default or violation of any order, judgment or decree of any governmental body or agency or arbitrator;

(g)
no event has occurred and is continuing, or would result from any purchase by the Purchaser of Receivables from the Funding Seller or the application of the proceeds therefrom, which constitutes a Bankruptcy Event;

(h)
    no proceeds of any purchase by the Purchaser of Purchased Receivables from the Funding Seller pursuant to this Agreement will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time;

(i)
the Funding Seller (i) is not overdue in the filing of any income tax returns or any other tax returns required to be filed; (ii) has made adequate provision for the payment of all income taxes and all other taxes, assessments and other government charges; and (iii) is wholly-owned (or so treated for U.S. federal tax purposes) by one member of the consolidated tax group of which TMUS is the common parent and has not made, and will not make, an election to be treated as an association taxable as a corporation for U.S. federal tax purposes;

(j)	the Funding Seller has not changed its name or legal structure in the four months immediately preceding the Closing Date and is not known by and does not use any trade name or doing-business-as name;

(k)	the Funding Seller is not an “investment company” under, and as defined in, the Investment Company Act of 1940, as amended;

(l)
(i) no purchase by the Purchaser of Purchased Receivables from the Funding Seller pursuant to this Agreement has been made for or on account of an antecedent debt owed by the Funding Seller to the Purchaser and no such purchase is or may be voidable or subject to avoidance under any section of any applicable bankruptcy law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (ii) the sale of Purchased Receivables by the Funding Seller to the Purchaser pursuant to this Agreement, and all other transactions between the Funding Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the Funding Seller or any other member of the T-Mobile Group;

(m)	the Funding Seller has not breached any laws applicable to it or its business or property;

(n)
the Funding Seller is not required to account to any governmental body or agency for any value added or other similar tax in respect of the assignment by the Funding Seller of any Purchased Receivable and no withholding or other tax is deductible or payable on any payment made by any Obligor with respect to any Purchased Receivable;

(o)
the Funding Seller is exclusively resident for tax purposes in the United States and, for the purposes of this Agreement and the other Transaction Documents to which it is a party, will not act through any branch or permanent establishment located outside of the United States;

(p)	the Funding Seller is not required to make any deduction for or on account of taxes from any payment made by it under a Transaction Document;

(q)
duly completed and sufficient UCC financing statements covering all Receivables and Related Rights sold by the Funding Seller to the Purchaser hereunder have been filed (A) with the Secretary of State of Delaware, naming the Funding Seller as debtor, the Purchaser as secured party, and the Bank Purchasing Agent as the assignee of the secured party, and (B) with respect to each Originator, with the Secretary of State of the state in which such Originator is organized or otherwise “located” for purposes of the UCC, naming such Originator as debtor, the Initial Purchaser as secured party, and the Funding

Seller as the assignee of the secured party, and (C) with respect to each Originator, with the Secretary of State of the state in which such Originator is organized or otherwise “located” for purposes of the UCC, assigning each UCC financing statement described in the foregoing clause (B) to the Purchaser as the assignee of the Funding Seller, in each case as may be necessary under the UCC in order to perfect the Bank Purchasing Agent’s interest in the Purchased Receivables;

(r)
the Funding Seller is not an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code or a “benefit plan investor” as defined in Section 3(42) of ERISA and the Funding Seller shall not use the assets of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code or any “benefit plan investor” as defined in Section 3(42) of ERISA to discharge any of its obligations under this Agreement or the Contribution Agreement;

(s)
upon each purchase of Purchased Receivables hereunder, the Purchaser shall acquire (i) a valid and perfected ownership interest in each such Purchased Receivable and all identifiable cash proceeds thereof and (ii) a valid ownership interest in all Related Rights with respect thereto;

(t)
no effective financing statement or other instrument similar in effect covering any Contract or any Purchased Receivable or the Related Rights or Collections with respect thereto is on file in any recording office, except those filed in favor of the Bank Purchasing Agent relating to this Agreement and the other Transaction Documents;

(u)
each Monthly Report (if prepared by the Funding Seller, or to the extent that information contained therein is supplied by the Funding Seller), information, exhibit, financial statement, document, book, record or report furnished at any time by or on behalf of the Funding Seller to the Purchaser in connection with this Agreement is true, complete and accurate in all material respects as of its date or as of the date so furnished, and, as of such date, no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading;

(v)
the principal place of business and chief executive office of the Funding Seller and the office where the Funding Seller keeps its records concerning the Purchased Receivables are located at the address or addresses in Annex 1 hereto;

(w)	the name and address of the Collection Account Bank, together with the account number of the Collection Account, are specified in the Master Receivables Purchase Agreement Side Letter;

(x)	he Funding Seller was formed on November 8, 2013 and the Funding Seller did not engage in any business activities prior to the Closing Date; the Funding Seller has no Subsidiaries; and

(y)	no event has occurred and is continuing that constitutes a Termination Event.

6.2	The Performance Guarantor. The Performance Guarantor hereby represents and warrants to each of the Purchasing Entities that, as of the date hereof, the Closing Date, each Purchase Date:

(a)
the Performance Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business and (iii) has all corporate or other organizational power and all licenses, authorizations, consents, approvals and qualifications, of and from all third parties required to execute and deliver and perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is now conducted except where the failure to so qualify could not be expected to have a material adverse effect on the Performance Guarantor’s ability to perform its duties or obligations under the Transaction Documents;

(b)
the execution, delivery and performance by the Performance Guarantor of this Agreement and any other Transaction Document to which it is a party, (i) are within the Performance Guarantor’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not, with respect to execution and delivery, and will not, with respect to the performance of its obligations, contravene or constitute a default under (A) the Performance Guarantor’s organic documents, (B) any applicable law, (C) any contractual restriction binding on or affecting the Performance Guarantor or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property;

(c)	each Transaction Document to which the Performance Guarantor is a party has been duly executed and delivered by the Performance Guarantor;

(d)
no authorization, approval, license, consent, qualification or other action by, and no notice to or filing or registration with, any governmental body or agency or official thereof or any third party is required for the due execution, delivery and performance by the Performance Guarantor of this Agreement or any other Transaction Document to which the Performance Guarantor is a party or any other document to be delivered by the Performance Guarantor hereunder or thereunder, all of which have been duly made or taken, as the case may be, and are in full force and effect;

(e)
each Transaction Document to which the Performance Guarantor is a party constitutes the legal, valid and binding obligations of the Performance Guarantor enforceable against the Performance Guarantor in accordance with its terms, subject to any limitation on the enforceability thereof against the Performance Guarantor arising from the application of any applicable bankruptcy law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(f)	no Bankruptcy Event has occurred with respect to the Performance Guarantor; and

(g)
each of the Originators is a direct or indirect, wholly owned subsidiary of the Performance Guarantor and is duly organized and validly existing under the laws of the state specified as its jurisdiction of organization in Annex 4.

6.3
The Receivables. The Funding Seller hereby represents, warrants and covenants to each of the Purchasing Entities as of each Purchase Date with respect to each Receivable purchased or purported to be purchased on such date, that:

(a)
such Receivable is a validly existing Eligible Receivable and each Contract with respect to such Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(b)	the Funding Seller has sole legal, good and marketable, and beneficial title to such Receivable;

(c)	the Funding Seller has not entered into any agreements that would impair the rights of the Purchaser in, or altered any of the material terms (including the maturity or Due Date) of, such Receivable;

(d)	the Funding Seller has not previously sold, transferred or otherwise disposed of such Receivable to, or in favor of, any Person other than the Purchaser;

(e)
    the sale of such Receivable, together with any and all Related Rights, to the Purchaser pursuant to this Agreement constitutes a valid sale, transfer and assignment of all of the Funding Seller’s right, title and interest in, to and under such Receivable and Related Rights to the Purchaser that is perfected and of first priority under the UCC and otherwise, enforceable against creditors of, and subsequent purchasers from, the Funding Seller and free and clear of any Adverse Claim (other than any Adverse Claim arising under any Transaction Document); such sale, transfer and assignment is made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for, or on account of, “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code); and without limiting any of the foregoing, such sale, transfer and assignment (i) is not voidable or subject to avoidance under applicable law and (ii) is made in good faith without the intent to defraud any creditors of the Funding Seller or any Originator;

(f)
the Funding Seller (i) shall have received such Receivable as a contribution of capital by the Initial Purchaser or (ii) shall have purchased such Receivable from the Initial Purchaser in exchange for payment (made by the Funding Seller to the Initial Purchaser in accordance with the provisions of the Contribution Agreement) of cash or a deferred purchase price in an amount that constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent Debt owed by the Originators or the Initial Purchaser to the Funding Seller and no such sale is voidable or subject to avoidance under any section of the Bankruptcy Code; and

(g)	no event would result from a purchase in respect of such Receivable or from the application of the proceeds therefrom that constitutes a Termination Event.
The Funding Seller shall be liable for the accuracy of the foregoing representations and warranties regardless of whether any Purchasing Entity actually was aware or could have been aware of the respective facts and circumstances at the time of purchase.

7.	CERTAIN COVENANTS OF THE FUNDING SELLER, THE SERVICER, THE PERFORMANCE GUARANTOR, THE BANK PURCHASING AGENT AND THE PURCHASER

7.1	Until the Final Termination Date:

(a)
The Funding Seller and the Performance Guarantor will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not materially adversely affect the collectibility of the Purchased Receivables or the ability of the Funding Seller or the Performance Guarantor to perform its obligations under the Transaction Documents.

(b)
The Funding Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Purchased Receivables (and all original documents relating thereto) at the address of the Funding Seller set forth in Annex 1 or, upon 30 days’ prior written notice to the Purchaser and the Bank Purchasing Agent, at any other locations in jurisdictions where all actions reasonably requested by the Bank Purchasing Agent to protect and perfect the interest in the Purchased Receivables and the Related Rights with respect thereto have been taken and completed. The Servicer also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Purchased Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Purchased Receivables (including, without limitation, records adequate to permit the daily identification of each Purchased Receivable and all Collections of and adjustments to each existing Purchased Receivable).

(c)
The Funding Seller will require, at its expense, that each Originator will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Purchased Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Purchased Receivable and the related Contract.

(d)
The Funding Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Purchased Receivable or Related Rights, or upon or with respect to the Collection

Account, or assign any right to receive income in respect thereof, except to the extent arising under any Transaction Document.

(e)
Neither the Funding Seller nor the Servicer nor any of their respective Affiliates (which shall include the Originators) shall be permitted to grant to any Person other than the Purchaser and the Bank Purchasing Agent a security interest (as such term is defined in the UCC) in (i) any Collections (A) before they are deposited to the Collection Account or distributed to the Funding Seller pursuant to Section 2.6 or (B) after they are deposited to the Collection Account pursuant to Section 2.6 or (ii) the Collection Account itself.

(f)
Except as provided in Section 3.3, the Funding Seller and the Servicer will not (i) extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Purchased Receivable in a manner that would result in the Dilution of such Purchased Receivable or that would otherwise prevent such Purchased Receivable from being an Eligible Receivable unless, in each case, the Funding Seller shall have been deemed to have received a Collection in respect of such Purchased Receivable, or (ii) amend, modify or waive in any material respect any term or condition relating to payments under or enforcement of any Contract related thereto.

(g)
None of the Funding Seller, the Servicer or the Performance Guarantor will make or permit any change in the character of its business that would, in either case, materially adversely affect the collectibility of the Purchased Receivables or the ability of the Funding Seller, the Servicer, or the Performance Guarantor to perform its obligations under this Agreement.

(h)
The Servicer will, or will cause the Originators to, instruct all Obligors to make payments with respect to the Purchased Receivables to a Payment Account and will not make or permit any change in the instructions to Obligors regarding payments to be made to a Payment Account, other than a change related solely to instructions to Obligors to pay to a new Payment Account which has been identified in writing to each of the Purchasing Entities.

(i)
The Funding Seller will not terminate or cause or permit the termination of the bank as the Collection Account Bank that is listed in the Master Receivables Purchase Agreement Side Letter or terminate the Account Control Agreement. The Funding Seller will not permit any provision of the Account Control Agreement to be changed, amended, modified or waived without the prior written consent of the Bank Purchasing Agent.

(j)
At its expense, the Servicer will mark its, and the Funding Seller’s, master data processing records evidencing Purchased Receivables and related Contracts with a legend evidencing that such Purchased Receivables and related Contracts have been sold in accordance with this Agreement.

(k)	The Performance Guarantor will provide to the Purchaser and the Bank Purchasing Agent the following:

(A)
as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of the Performance Guarantor, balance sheets of the Performance Guarantor, and its Subsidiaries as of the end of such quarter and statements of income and retained earnings of the Performance Guarantor, and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Performance Guarantor;

(B)
as soon as available and in any event within 90 days after the end of each fiscal year of the Performance Guarantor, a copy of the annual report for such year for the Performance Guarantor and its Subsidiaries, containing financial statements for such year audited by PriceWaterhouse Coopers LLP or other independent public accountants of recognized national standing;

(C)
at least ten (10) Business Days prior to any change in the name of an Originator or the Funding Seller, a notice setting forth the new name and the effective date thereof and UCC-3 amendments to all then existing UCC-1 financing statements filed in connection with the Transaction Documents;

(D)
no later than 2 Business Days after the Funding Seller or the Performance Guarantor has knowledge thereof notice of any Termination Event or any material breach of any representation, warranty or covenant under any other Transaction Document;

(E)
as soon as possible and in any event no later than the day of occurrence thereof, notice that any Originator or the Initial Purchaser has ceased selling or contributing (as the case may be) Receivables as required pursuant to the Conveyancing Agreement or the Contribution Agreement, respectively;

(F)
at the time of the delivery of the financial statements provided for in clauses (A) and (B) above, a certificate of the chief financial officer or the treasurer of the Funding Seller or the Performance Guarantor (x) setting forth in reasonable detail the calculation of the Consolidated Equity Ratio and the Consolidated Leverage Ratio for the period then ended, and (y) certifying, to the best of such officer’s knowledge, that no Termination Event has occurred and is continuing or, if any Termination Event has occurred and is continuing, specifying the nature and extent thereof; and

(G)
promptly after receipt thereof, copies of all consents requested from the Funding Seller by, and all notices or other documents received by the Funding Seller from, any Originator under the Conveyancing Agreement; and

(H)
promptly after request therefore, such other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Performance Guarantor as the Bank Purchasing Agent may from time to time reasonably request, provided that information relating to specific Receivables shall be limited to the T-Mobile Information.

The reporting requirements specified above may be satisfied by filing with the Securities and Exchange Commission through the EDGAR electronic filing system.

(l)
None of the Funding Seller, the Servicer, the Performance Guarantor or any of their respective Affiliates shall exercise any option (if any) available to it under German law to have value added tax apply with respect to any supply, for German value added tax purposes, rendered in connection with the sale of the Receivables contemplated by the Transaction Documents, provided that any party having such an option right shall be required to exercise such option if the Bank Purchasing Agent shall so request in writing.

7.2	Non-Consolidation and Separateness Covenants. Until the Final Termination Date:

(a)
(i) The Funding Seller shall at all times maintain at least one independent director who (w) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of, or a major vendor or supplier of services to, an Affiliate of the Funding Seller or any Other Corporation, (x) is not a current or former officer or employee of the Funding Seller or any Other Corporation, (y) is not a stockholder of any Other Corporation or any of their respective Affiliates, and (z) is an employee of a company the business of which is to provide directors with respect to special purpose entities.

(b)	The Funding Seller shall not direct or participate in the management of any of the Other Corporations’ operations.

(c)
The Funding Seller shall conduct its business from an office separate from that of the Other Corporations (but which may be located in the same facility as one or more of the Other Corporations). The Funding Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Corporations.

(d)	The Funding Seller shall at all times be adequately capitalized in light of its contemplated business.

(e)	The Funding Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(f)
The Funding Seller shall maintain its assets and transactions separately from those of the Other Corporations and reflect such assets and transactions in financial statements separate and distinct from those of the Other Corporations and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Corporations. The Funding Seller shall hold itself out to the public under the Funding Seller’s own name as a legal entity separate and distinct from the Other Corporations. The Funding Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Corporations.

(g)
The Funding Seller shall not maintain any joint account with any Other Corporation or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Corporation.

(h)
The Funding Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Corporation or grant an Adverse Claim on any of its assets to secure any obligation of any Other Corporation.

(i)	The Funding Seller shall not make loans, advances or otherwise extend credit to any of the Other Corporations.

(j)	The Funding Seller shall hold regular duly noticed meetings of its managers and make and retain minutes of such meetings.

(k)
    The Funding Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Corporations.

(l)	The Funding Seller shall not engage in any transaction with any of the Other Corporations, except as permitted by this Agreement and the Contribution Agreement.

(m)
The Funding Seller shall not, and shall not permit the Initial Purchaser to, amend, waive or modify any provision of any of the Transaction Documents without the prior written consent of the Bank Purchasing Agent. The Funding Seller will perform all of its obligations under the Transaction Documents in all material respects and will enforce the Transaction Documents in accordance with their terms in all material respects.

(n)
The Funding Seller shall not engage in any business other than the purchase of Receivables and Related Rights from the Originators and the transactions contemplated by this Agreement. The Funding Seller will not create or form any Subsidiary.

(o)
The Funding Seller shall not merge with or into or consolidate (other than for accounting purposes) with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person.

(p)
The Funding Seller shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Funding Seller, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital stock of the Funding Seller or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Funding Seller may declare and pay cash dividends on its capital stock to its shareholders so long as (i) no Termination Event shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the corporate law of the state of the Funding Seller’s formation, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Funding Seller.

(q)	The Funding Seller shall not incur any Debt, other than any Debt incurred pursuant to the Transaction Documents.

(r)	The Funding Seller will not amend its limited liability company agreement without the prior written consent of the Bank Purchasing Agent.

7.3
If, at any time prior to the Final Termination Date, the Purchaser determines that it may be required to take any discretionary action or to refrain from taking any discretionary action , then (A) the Purchaser may (but shall not be obligated to) consult with Helaba’s New York Branch regarding the Purchaser’s exercise of such discretion, and (B) upon the receipt of any related advice from Helaba’s New York Branch (which Helaba’s New York Branch may (but shall not be obligated) to provide to the Purchaser), the Purchaser may (but shall not be obligated to) act in accordance with such advice; provided, however, it is also hereby agreed and understood that, if the Purchaser shall seek any consultation contemplated by this Section 7.3, (i) the Purchaser shall not be permitted to, and shall not, consult with any office or personnel of the Bank Purchasing Agent or any other Person located in Germany or otherwise outside of the United States of America, and (ii) without limiting the foregoing, in connection therewith, the Bank Purchasing Agent agrees that its offices and personnel located in Germany will not provide any advice or instruction to the Purchaser even if the Purchaser shall seek to consult or engage in any other similar form of discourse directly with any of such offices or personnel. For the avoidance of doubt, and notwithstanding any of the foregoing, nothing contained in this Section 7.3 is intended, or shall be construed, to limit or otherwise apply to the ability of the Bank Purchasing Agent or any Bank Purchaser to exercise any right granted to it, or to perform any obligation of it, under any other Transaction Document or otherwise, including the place or manner of the exercise of such right or the performance of such obligation.

8.	CONDITIONS PRECEDENT

8.1	The agreement of the Purchaser to purchase Receivables shall be subject to the prior satisfaction of all of the conditions precedent set forth in Annex 5.

8.2
Notwithstanding any contrary provision of this Agreement, it is expressly understood that each purchase of new Receivables pursuant to Section 2.1(b) shall, unless otherwise directed by the Bank Purchasing Agent, occur automatically on each Business Day prior to the Facility Termination Date (to the extent that new Receivables become available for purchase in accordance with such section) without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of the Funding Seller to satisfy any of the conditions precedent in respect of such purchase. If (A) any of the conditions precedent set forth in Annex 5 shall not be satisfied in respect of the purchase of any Receivables and (B) the Bank Purchasing Agent shall have elected to rescind the onward purchase and sale of such Receivables pursuant to the Onward Receivables Purchase Agreement, then the Funding Seller and the Purchaser shall be required to rescind the related purchase and the Funding Seller shall be required to deposit into the Collection Account for the Purchaser (by making a corresponding deposit to the Collection Account), an amount equal to the Collections that shall have been applied to make the affected purchase.

9.	INDEMNIFICATION BY FUNDING SELLER

9.1	Without limiting any other rights that any of the Purchasing Entities or any of their respective Affiliates or employees, officers, directors, managers, agents or counsel (each, an “Indemnified

Party”) may have hereunder or under applicable law, the Funding Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to herein as “Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the ownership of the Purchased Receivables or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse for uncollectible Receivables (except as expressly provided for herein), (c) any Excluded Taxes or (d) with respect to subparagraph (i) below, Indemnified Amounts directly attributable to the Bank Purchasing Agent’s failure to comply with its agreements contained in Section 7.3. Without limiting or being limited by the foregoing (but subject to the aforementioned exclusions), the Funding Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(a)	the sale of any Receivable that is not at the date of such sale an Eligible Receivable except to the extent it has made a payment to the Collection Account pursuant to Section 2.5;

(b)
any representation or warranty or statement made or deemed made by the Funding Seller (or any of its officers) pursuant to this Agreement and the other Transaction Documents that shall have been incorrect when made or deemed made;

(c)
the failure by the Funding Seller or any of the Originators to comply with any applicable law, rule or regulation with respect to any Purchased Receivable or the related Contract; or the failure of any Purchased Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(d)
    the failure to vest and maintain vested in the Purchaser a first priority perfected ownership interest in the Purchased Receivables (subject to the assignment of such interest to the Bank Purchasing Agent), in each case free and clear of any Adverse Claim.

(e)	any failure of the Funding Seller to perform its duties or obligations in accordance with the provisions hereof or of any of the Transaction Documents to which it is a party, or under any Contract;

(f)
any products liability or other claim, investigation or proceeding (including any claim for unpaid sales, excise or other taxes) arising out of or in connection with the goods or services or merchandise or insurance that are the subject of any Contract;

(g)	the failure to deposit Collections into the Collection Account pursuant to the terms hereof;

(h)	any investigation, litigation or proceeding related to this Agreement or the ownership of Purchased Receivables or in respect of any Purchased Receivable or Related Rights; or
(i)
(i)        any value added tax plus any interest and other ancillary Tax charges (A) applicable to the payment of the Servicer Fee, the supply of the services rendered by the Servicer or the sale of the Receivables and the Related Rights pursuant to this Agreement or the Onward Receivables Purchase Agreement or (B) arising as a result of a breach by the Funding Seller, the Servicer, the Performance Guarantor or any of their Affiliates of Section 7.1(l) (less any respective value added tax credits or deductions as are obtained by or credited to the Purchasing Entities, which credits or deductions shall be taken into account following the final and unchangeable determination thereof by the German tax authorities; whereby the Bank Purchaser shall take reasonable steps to receive eligible value added tax credits or deductions by filing respective returns); or

(ii)
any Taxes payable by the Purchaser to the relevant German tax authorities if (contrary to the expectations of the parties hereto) the Purchaser is determined by the relevant German tax authorities to have a permanent establishment or other taxable presence located in the Federal Republic of Germany.

10.	PAYMENTS

10.1
All payments required to be made by the Funding Seller or the Performance Guarantor pursuant to this Agreement shall be remitted in full (without set-off, counterclaim, deduction or withholding) to the accounts identified in the Master Receivables Purchase Agreement Side Letter or otherwise in accordance with the terms of this Agreement. Each party hereto shall be permitted to change any of its accounts or the details related to any of its accounts identified in the Master Receivables Purchase Agreement Side Letter or otherwise in accordance with the terms of this Agreement by notifying the other parties hereto in writing of its new account information. At the direction of the Bank Purchasing Agent, any payments required to be made to the Purchaser shall be made to the accounts of the Bank Purchasers in such amounts as the Bank Purchasing Agent shall direct from time to time.

10.2	Unless explicitly stated otherwise herein, all payments required to be made pursuant to this Agreement shall be made in USD.

10.3
Notwithstanding anything to the contrary contained in, or implied by, this Agreement, the Funding Seller and the Purchaser (or the Servicer and the Bank Purchasing Agent on their behalf) intend to, and shall, net all payments from one party to another occurring on each Settlement Date so that only the party by whom the larger aggregate amount is payable shall pay, in USD and immediately available funds, the excess of the larger aggregate amount over the smaller aggregate amount to the other party.

11.	TERM; TERMINATION

11.1	This Agreement shall commence as of the date hereof and shall remain in full force and effect until the Final Termination Date.

11.2	Each of the following events or circumstances shall be considered to be a “Funding Seller Termination Event” under this Agreement:

(a)	a Change of Control shall occur; or

(b)
the Bank Purchasing Agent shall notify any Obligor that the Purchased Receivables have been assigned hereunder except as permitted by this Agreement, it being understood that the disclosure of this Agreement or the existence of this Agreement to the public generally shall not constitute such a notification; or

(c)
the sale of the Purchased Receivables hereunder ceases to satisfy the requirements of IFRS or GAAP for off-balance sheet treatment, as determined in good faith by the Funding Seller’s accountants; provided that such cessation is not the result of any action or inaction by the Funding Seller or any other member of the T-Mobile Group; or

(d)
(A) the Servicer or any Originator is not able to take a bad debt deduction for federal income tax purposes for Written-off Receivables or is unable to recover or receive a deduction, credit, or refund with respect to state or local sales or other similar transactional taxes paid or collected and remitted to the appropriate Governmental Authority on Written-Off Receivables, in the aggregate in a 12-month period in excess of 50% of the total possible federal income tax bad debt deduction or 50% of the transactional taxes paid or collected and remitted to a Governmental Authority, as applicable, (B) the Funding Seller shall have used commercially reasonable efforts to mitigate such inability including, without limitation, by providing each of the Purchasing Entities with a written proposal to reasonably amend the definition herein of the term “Designated State” and which may be implemented with effect in 30 days and (C) the Bank Purchasing Agent shall not have agreed to such proposal within 10 days of its receipt; or

(e)	any payment of Increased Costs is demanded from the Funding Seller pursuant to Section 4.4.

11.3
If any Funding Seller Termination Event shall occur and be continuing, the Funding Seller may, by notice to each of the Purchasing Entities, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred).

11.4
Each of the following events or circumstances shall be considered to be a “Termination Event” under this Agreement; provided, however, that references to Deutsche Telekom in this Section 11.4 shall only be applicable after it shall have executed and delivered the DT Payment Guarantee:

(a)
the Funding Seller, the Servicer, any Originator, the Initial Purchaser, Deutsche Telekom or the Performance Guarantor shall fail to make any payment required under this Agreement or any other Transaction Document and any such failure shall remain unremedied for five (5) days; or

(b)	a Bankruptcy Event shall occur with respect to the Funding Seller, the Servicer, the Performance Guarantor, the Initial Purchaser, any Originator or Deutsche Telekom; or

(c)
the Funding Seller, the Servicer, the Performance Guarantor, the Initial Purchaser, any Originator or Deutsche Telekom shall fail, in any material manner, to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for ten (10) days after the earlier to occur of (i) the receipt of written notice thereof from any of the Purchasing Entities or (ii) actual knowledge thereof by the Funding Seller or the Servicer; or

(d)
(i) the Performance Guarantor shall purport to revoke or terminate the Performance Guarantee, or the Performance Guarantee shall no longer be in effect; or the Performance Guarantor shall fail to perform, in a timely manner, any of its obligations hereunder or under the Performance Guarantee; or there shall have occurred any material breach of any of the representations and warranties, or any covenants or other agreements, made by the Performance Guarantor in this Agreement; or (ii) Deutsche Telekom shall purport to revoke or terminate the DT Payment Guarantee (if and as previously executed and delivered), or the DT Payment Guarantee (if and as previously executed and delivered) shall no longer be in effect; or Deutsche Telekom shall fail to perform, in a timely manner, any of its obligations under the DT Payment Guarantee (if and as previously executed and delivered); or there shall have occurred any material breach of any of the representations and warranties, or any covenants or other agreements, made by the Performance Guarantor in the DT Payment Guarantee (if and as previously executed and delivered); or

(e)
any representation or warranty made or deemed made by the Funding Seller, the Servicer, the Performance Guarantor, the Initial Purchaser, any Originator or Deutsche Telekom (or any of their officers) pursuant to this Agreement or any other Transaction Document or any information or report delivered by the Funding Seller or the Servicer pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and which, if capable of cure, continues to be incorrect in any material respect for a period of ten (10) days after the earlier to occur of (i) the receipt of written notice thereof from the Bank Purchasing Agent or any of the Bank Purchasers or (ii) actual knowledge thereof by the Funding Seller or the Servicer; or

(f)
the Funding Seller shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding, or the Funding Seller, the Servicer, the Performance Guarantor, the Initial Purchaser, any Originator or Deutsche Telekom shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $100,000,000 in the aggregate, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any Securitization Obligation of the Funding Seller, the Servicer, the Performance Guarantor, the Initial Purchaser, any Originator or Deutsche Telekom in a principal amount of at least $100,000,000 in the aggregate shall be accelerated prior to its express maturity; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or Securitization Obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or Securitization Obligation; or any such Debt or Securitization Obligation shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt or Securitization Obligation shall be required to be made, in each case prior to the stated maturity thereof; or

(g)
it shall become unlawful under any applicable law for any of the Funding Seller, the Servicer, the Performance Guarantor, the Initial Purchaser, any Originator or Deutsche Telekom or any of the Purchasing Entities to perform any of their material obligations under this Agreement or any of the other Transaction Documents; or

(h)	the unsecured, long-term debt of the Performance Guarantor shall be rated below (i) B+ by S&P or (ii) B1 by Moody’s or shall cease to be rated by either S&P or Moody’s; or

(i)
Deutsche Telekom shall not have executed and delivered the DT Payment Guarantee (together with such certificates and corporate and enforceability opinions as the Bank Purchasers may reasonably request) within 30 days after a Change of Control, in which case a Termination Event shall be deemed to occur on the first Settlement Date that shall occur at least 30 days after such Change of Control; or

(j)	the three-month rolling average Aged Receivables Ratio on any Settlement Date exceeds 6.00%; or

(k)	the three-month rolling average Delinquency Ratio exceeds 4.50%; or

(l)	the three-month rolling average Write-Off Ratio on any Settlement Date exceeds 5.20%; or

(m)	the three-month rolling average Dilution Ratio on any Settlement Date exceeds 18.00%; or

(n)
the three-month rolling average Write-Off Horizon for Written-off Receivables and Unpaid Repurchased Receivables on any Settlement Date is less than 80 days or greater than 155 days, unless, in either case, such breach (A) shall not have been wilful, (B) shall have been caused only by technical reasons (such as a change in information technology systems or procedures) and (C) shall be cured within 60 days; or

(o)
any purchase pursuant to this Agreement shall for any reason cease to create a valid and perfected ownership or security interest in each applicable Purchased Receivable free and clear of any Adverse Claim (other than any Adverse Claim arising under any Transaction Document); or

(p)
either of the Conveyance Agreement or the Contribution Agreement shall no longer be in effect; or the Originators or the Initial Purchaser, as applicable, shall fail to perform, in a timely manner, any of its material obligations thereunder or there shall have occurred any material breach of any of the representations and warranties, or any covenants or other agreements, made thereunder by the Originators or the Initial Purchaser, as applicable; or

(q)	the Consolidated Equity Ratio shall at any time be less than 20.0%; or

(r)	the Consolidated Leverage Ratio shall at any time be greater than 450%; or

(s)
KfW’s rating shall be less than Baa3 by Moody’s or BBB- by S&P, the KfW Guarantee shall be terminated or shall otherwise cease to be in full force and effect, or KfW shall repudiate its obligations thereunder and such KfW Guarantee shall not have been replaced by another guarantee, letter of credit or cash deposit in form and substance reasonably satisfactory to the Bank Purchasing Agent; or

(t)	the Level 3 Maximum Amount shall at any time be less than 25% of the Level 3 Maximum Amount as of the Closing Date; or

(u)	on any Settlement Date, the ratio, expressed as a percentage, of:

(i)
the aggregate Nominal Value of Purchased Receivables that have not been paid in full more than 90 days after their respective Due Dates but that are not Written-Off Receivables (including Receivables that have been transferred pursuant to Section 5.1(a) or 5.1(b)); to

(ii)
the sum of (A) the Mandatory Repurchase Reserve for all Batches on such Settlement Date, (B) the product of the Discount Rate and the Settlement Date Receivables Balance, (C) the Level 3 Maximum Amount on such Settlement Date, (D) the Level 4 Reserve Amount for such Settlement Date and (E) the Discount Ledger Balance for such Settlement Date;

is greater than 50%.

11.5
If any Termination Event shall occur and be continuing, the Bank Purchasing Agent may, by notice to the Funding Seller, take any or all of the following actions: (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred), provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in Section 11.4(b), the Facility Termination Date shall occur, and (y) without limiting any right under this Agreement to replace the Servicer, designate another Person to succeed the then current Servicer as the Servicer. Upon declaration or automatic occurrence of the Facility Termination Date, the Bank Purchasing Agent shall have (a) the rights of the Funding Seller as buyer under the Contribution Agreement and (b) in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC of the appropriate jurisdiction or jurisdictions and under other applicable law, which rights and remedies shall be cumulative.

11.6
If the Facility Termination Date shall occur in connection with Section 11.5, the Bank Purchasing Agent may take (and the Funding Seller hereby irrevocably authorizes the Bank Purchasing Agent to take) any and all actions in the Funding Seller’s name and/or on behalf of the Funding Seller that, in the determination of the Bank Purchasing Agent, shall be necessary or desirable in order to collect any amounts due under the Purchased Receivables and any of the Related Rights or to exercise or enforce any of the Related Rights.

11.7
Notwithstanding anything herein or any other Transaction Document to the contrary, (a) the occurrence of the Final Termination Date shall not discharge the Funding Seller, the Servicer, the Performance Guarantor or any other Person from any obligations incurred by it or them prior to such date and (b) the rights and remedies with respect to any breach of any representation and warranty made by the Funding Seller or the Performance Guarantor hereunder any Originator under the Conveyancing Agreement shall survive the Final Termination Date.

11.8
If the Facility Termination Date shall occur in connection with Section 11.5, then, on the Final Termination Date, the Purchaser shall pay to the Funding Seller an amount equal to the Discount Ledger Balance as of the last Settlement Date to occur on or prior to the Final Termination Date.

11.9
At any time that the aggregate Outstanding Balance of all Purchased Receivables is less than ten percent (10%) of the amount of the highest Funding Limit in effect hereunder from and after the Closing Date, the Funding Seller may, in its sole discretion, repurchase all, but not less than all, of the then outstanding Purchased Receivables at a price, in immediately available funds, equal to the Outstanding Balance of all such Purchased Receivables plus all fees and other amounts due to the Purchaser hereunder (the “Clean-up Call”). The Funding Seller shall deposit such amount in the Collection Account. The Purchaser shall re-assign the outstanding Purchased Receivables to the Funding Seller if the Funding Seller exercises its right to, and pays the purchase price of, the Clean-up Call.

11.10
In the event that the Servicer (in its sole and absolute discretion) has notified the Purchaser that it has determined that the transactions contemplated by this Agreement (or one of the other Transaction Documents) no longer needs to satisfy the requirements of IFRS for off-balance sheet treatment, then, on the Final Termination Date, the Purchaser shall pay to the Funding Seller an amount equal to the Discount Ledger Balance as of the last Settlement Date to occur on or prior to the Final Termination Date.

12.	CONFIDENTIALITY

12.1
The parties shall treat as confidential this Agreement, the transactions contemplated hereunder and any and all business and trade secrets and other information received in connection with this Agreement or the performance thereof and information about a party’s business or financial matters, technical information or any other proprietary information relating to a party or its Affiliates and their respective operations, businesses, technical know-how and financial affairs, that is obtained by the other party as a result of the working relationship between the parties, whether obtained prior to or after the date hereof (the “Confidential Information”) during the term of this Agreement and a further period of two (2) years following its termination or expiration. Confidential Information shall include, without limitation, trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, maps, blueprints, diagrams, flow charts and any other technical, financial, business or proprietary information of any kind or nature whatsoever. The parties shall not disclose any Confidential Information to anyone, except to any assignees, potential assignees, the Bank Purchasers, potential participants, or any of their respective directors, managers, executives, employees, affiliates, auditors, lawyers, advisors, authorized agents and/or duly appointed representatives who have a specific and reasonable interest in knowing, viewing and using such Confidential Information and agree to be bound by the confidentiality provisions of this Section 12.

12.2	The confidentiality provisions specified in Section 12.1 above shall not apply to the disclosure of Confidential Information, which:

(a)	is publicly available or is made available to the broad public by means other than a breach of this Agreement; or

(b)	has been made available by a third party, provided that neither the Bank Purchasing Agent nor the Funding Seller was aware that such third party was in breach of any duty of confidentiality; or

(c)	was already in such party’s possession or was independently developed by such party before the Confidential Information was received; or

(d)	must be disclosed pursuant to applicable law, any court order or instruction of any duly authorized Governmental Authority; or

(e)	is made publicly available or is disclosed subject to the prior written consent of the other parties with respect to the content, form and manner of its presentation and publication; or

(f)	is required for purposes of recovering the assigned Receivables or Related Rights or otherwise exercising any of the rights and remedies of the Bank Purchasing Agent under the Transaction Documents.

12.3
Notwithstanding anything to the contrary stated herein other than in Section 12.2(f), the parties hereto agree that they will be bound by the additional confidentiality provisions contained in Annex 8 hereto as it relates to the T-Mobile Information.

13.	NOTICES
All notices and all other correspondence shall be sent by post, courier, fax or e-mail to the address, fax number or e-mail account of the recipient as set forth in Annex 1 or to such other address, fax number or e-mail account the recipient has notified in writing. If sent by e-mail, the e-mail text (excluding attachment) shall also be transmitted by fax.

14.	ASSIGNMENTS

14.1
None of the Funding Seller, the Purchaser, the Performance Guarantor or the Servicer may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Bank Purchasing Agent.

14.2
The parties hereto acknowledge and agree that the Purchaser shall assign its rights hereunder to the Bank Purchasing Agent for the benefit of the Bank Purchasers under the Onward Receivables Purchase Agreement. Neither the Funding Seller, the Servicer or any other member of the T-Mobile Group shall have any rights to direct the operation or control over the Purchaser.

14.3
The parties hereto hereby agree that each of the Purchasing Entities, each of the other Indemnified Parties, and, solely for purposes of Section 2.7 and Section 23, Wells Fargo, shall be an intended third-party beneficiary of this Agreement, entitled to enforce this Agreement against the Funding Seller, the Servicer and the Performance Guarantor as if each such Person were a party hereto. Except as provided in the immediately preceding sentence, no person or entity is or shall be deemed to be a third-party beneficiary of this Agreement or of any of the duties and obligations of any party contained in this Agreement.

15.	AMENDMENTS

15.1
No amendment or waiver of any provision of this Agreement and no consent to any departure by the Funding Seller, the Purchaser, the Performance Guarantor or the Servicer therefrom shall be effective unless in a writing signed by the Bank Purchasing Agent, and, in the case of any amendment, also signed by the Funding Seller, the Purchaser, the Servicer and the Performance Guarantor. No failure on the part of the Bank Purchasing Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

16.	OTHER COSTS
In addition to the rights of indemnification granted under Section 9.1 hereof, the Funding Seller agrees to pay on demand all reasonable and documented costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Purchased Receivables) of this Agreement, any asset purchase or Onward Receivables Purchase Agreement or similar agreement relating to the sale or transfer of the Purchased Receivables and the other documents and agreements to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and expenses of counsel and with respect to advising the Bank Purchasers and their respective Affiliates and agents as to their rights and remedies under this Agreement, and all costs and expenses, if any (including fees and expenses of counsel), of the Bank Purchasers and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

17.	SEVERABILITY
Should a provision of this Agreement be or become invalid or unenforceable, either in whole or in part, this shall not affect the validity of the remaining provisions. The invalid or unenforceable provision shall be replaced by a valid provision which most closely reflects the legal and economic intent of the parties. The foregoing shall also apply to any omissions contained in this Agreement.

18.	MONEY LAUNDERING
The Funding Seller warrants that it is acting on its own account with respect to all matters associated with this Agreement. The Funding Seller shall provide the Bank Purchasing Agent with all information and documents necessary to identify and clarify the beneficial owner within the meaning of the German Money Laundering Act (Geldwäschegesetz) and the Third EU Money Laundering Directive (Directive 2005/60/EC) and to clarify the PEP status (“politically exposed person”), and shall report any changes occurring in the course of the business relationship to the Bank Purchasing Agent without undue delay.

19.	PERFORMANCE GUARANTEE

19.1
The Performance Guarantor (A) hereby irrevocably, absolutely and unconditionally guarantees to the Purchaser, the Bank Purchasing Agent and the Bank Purchasers and their respective assignees the prompt performance when due of all obligations of the Servicer, the Originators and the Initial Purchaser hereunder and under each of the other Transaction Documents (including, without limitation, payment in full when due, whether at stated maturity, by acceleration or otherwise, of all amounts owing by the Servicer, the Originators or the Initial Purchaser to the Funding Seller, the Purchaser and the Bank Purchasing Agent) strictly in accordance with the terms hereof and thereof; and (B) accordingly agrees that, whenever the Servicer, any Originator or the Initial Purchaser shall fail to perform any such obligation when due hereunder or thereunder, the Performance Guarantor shall immediately perform, or cause to be performed, such obligation as if it were the principal obligor and regardless of the reason for such failure (such obligations being herein collectively referred to as the “TMUS Guaranteed Obligations”). For the avoidance of doubt, the Performance Guarantor shall have no obligation to guaranty (and does not guaranty) any obligations of the Funding Seller under the Transaction Documents. For the sake of clarity, it is expressly acknowledged that the TMUS Guaranteed Obligations do not include any act, inaction, obligation or liability of the Funding Seller to fully and punctually pay, perform or comply with any of the terms, covenants, conditions, agreements, undertakings and obligations on the part of the Funding Seller to be paid, performed or complied with by it under this Agreement, any other Transaction Document or any document entered into in connection with the foregoing.

19.2	The obligations of the Performance Guarantor under this Performance Guarantee will not be affected by:

(a)	any amendment (however fundamental) or replacement of this Agreement, the Conveyancing Agreement or any other document or security;

(b)	any Bankruptcy Event with respect to the Funding Seller, the Servicer, any Originator or any other Person.

19.3
The obligations of the Performance Guarantor under this Performance Guarantee are absolute and unconditional, irrespective of the validity or enforceability of any other section of this Agreement or any Transaction Document, the value of any collateral provided to the Bank Purchasing Agent or the release or exchange of any such collateral. The Performance Guarantor waives any right it may have of first requiring the Bank Purchasing Agent to proceed against, or enforce any other rights or security or claim from, any person before claiming from it under this guarantee. This waiver applies irrespective of any non-mandatory law or any provision of this Agreement to the contrary. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Performance Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)
at any time or from time to time, without notice to the Performance Guarantor, the time for any performance of or compliance with any of the obligations of the Servicer or an Originator under the Transaction Documents shall be waived;

(b)	any of the acts mentioned in any of the provisions of this Agreement or any other Transaction Document shall be done or omitted;

(c)
any of the TMUS Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Transaction Document shall be waived or any of the TMUS Guaranteed Obligations or any security therefore shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)	any lien or security interest granted to, or in favor of, the Bank Purchasing Agent as security for the TMUS Guaranteed Obligations shall fail to be effective or perfected.
The Performance Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Bank Purchasing Agent exhaust any right, power or remedy or proceed against any Originator or the Servicer or against any other Person under any other agreement, or guarantee of, or security for, any of the TMUS Guaranteed Obligations.

19.4
The obligations of the Performance Guarantor under this Section 19 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Originator or the Servicer under this Agreement or any other Transaction Document is rescinded or must otherwise be restored by any holder of any of the TMUS Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Performance Guarantor agrees that it will indemnify the Bank Purchasing Agent on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Bank Purchasing Agent in connection with such rescission or restoration, including any such costs or expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

19.5
The Performance Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law or otherwise by reason of any payment by it pursuant to the provisions of this Section 19.

19.6
The Performance Guarantor agrees that, as between the Performance Guarantor and any of the Purchasing Entities, the obligations of the Originators and the Servicer under this Agreement and each other Transaction Document may be declared to be forthwith due and payable as provided herein and therein (and shall be deemed to have become automatically due and payable as provided herein and therein) for the purposes of Section 19.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Originator or the Servicer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Originator or the Servicer, as applicable) shall forthwith become due and payable by the Performance Guarantor for purposes of Section 19.1.

19.7	The guarantee in this Section 19 is a continuing guarantee, and shall apply to all TMUS Guaranteed Obligations whenever arising.

19.8
Without limiting or being limited by the foregoing, the Performance Guarantor shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from either of the following:

(a)
any value added tax plus any interest and other ancillary Tax charges (A) applicable to the payment of the Servicer Fee, the supply of the services rendered by the Servicer or the sale of the Receivables and the Related Rights pursuant to this Agreement or the Onward Receivables Purchase Agreement or (B) arising as a result of a breach by the Funding Seller, the Servicer, the Performance Guarantor or any of their Affiliates of Section 7.1(l) (less any respective value added tax credits or deductions as are obtained by or credited to the Purchasing Entities, which credits or deductions shall be taken into account following the final and unchangeable determination thereof by the German tax authorities; whereby the Bank Purchaser shall take reasonable steps to receive eligible value added tax credits or deductions by filing respective returns); or

(b)
any Taxes, other than Excluded Taxes, payable by the Purchaser to the relevant German tax authorities if (contrary to the expectations of the parties hereto) the Purchaser is determined by the relevant German tax authorities to have a permanent establishment or other taxable presence located in the Federal Republic of Germany.

20.	TERMINATION OF KFW GUARANTEE

20.1
Notwithstanding anything to the contrary stated herein, the Funding Seller may terminate the KfW Guarantee in the event that the Funding Seller provides the Bank Purchasing Agent with a cash deposit, another guarantee or a letter of credit in form and substance reasonably satisfactory to the Bank Purchasing Agent. The parties hereto shall cooperate with the Funding Seller to effectuate such termination.

21.	PURCHASING ENTITIES’ UNDERTAKINGS RELATED TO GERMAN VAT

21.1
No Purchasing Entity nor any of its Affiliates shall exercise any option (if any) available under German law to have value added tax apply with respect to any supply, for German value added tax purposes, rendered in connection with the sale of the Receivables contemplated by the Transaction Documents, unless the recipient of such Taxes suffers no disadvantage. In addition to the foregoing, the Funding Seller, the Servicer and the Performance Guarantor believe that the servicing obligations of the Servicer in connection with this agreement rendered to a Bank Purchaser located in Germany are subject to German value added tax and that such value added tax should be fully recoverable as input value added tax by the respective Bank Purchaser.

22.	BANKRUPTCY

22.1
Each party hereto hereby covenants and agrees that prior to the date which is one year and one day after the Final Termination Date, it will not institute against or join any other person in instituting against the Funding Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States or any other country.

23.	LIMITED RECOURSE AGAINST WELLS FARGO

23.1
It is expressly understood and agreed by the parties to this Agreement that (a) this Agreement is executed and delivered by Wells Fargo, as trustee of Billing Gate One Trust, not in Wells Fargo’s individual or personal capacity but solely in such under the trust agreement of Billing Gate One Trust, in the exercise of the powers and authority conferred and vested in it as trustee under such trust agreement, subject to the protections, indemnities and limitations from liability afforded to Wells Fargo as trustee thereunder; (b) in no event shall Wells Fargo, in its individual capacity have any liability for the representations, warranties, covenants, agreements or other obligations of the Purchaser or any other party hereto; (c) in no event shall Wells Fargo have any obligation to perform any of the obligations and covenants of the Purchaser or any other party to this Agreement; and (d) under no circumstances shall Wells Fargo be personally liable for the payment of any fees, costs, indebtedness or expenses of any kind whatsoever or be personally liable for the breach or failure of any obligation, representation, agreement, warranty or covenant whatsoever made or undertaken by the Purchaser or any other party hereunder.

24.	CHOICE OF LAW AND JURISDICTION; WAIVER OF JURY TRIAL

24.1
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE BANK PURCHASING AGENT AND THE PURCHASER IN THE PURCHASED RECEIVABLES AND THE RELATED RIGHTS ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

24.2
EACH PARTY HERETO HEREBY (A) IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (B) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR FEDERAL COURT, AND (C) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OR ALL OF THE OTHER PARTIES HERETO OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

24.3
EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF ANY OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN

CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL HE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

25.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument.

26.	EXECUTION
This Agreement, to the extent no other form is required by law, may be concluded by an exchange of telefaxes or scanned signatures or any combination of scanned signatures and/or faxed signatures and/or original signatures (whereby in each case an exchange of signature pages suffices). For purposes of proof and confirmation only, each party may request that one or several copies of this Agreement shall be originally signed by the parties.
[Signature pages to follow]

SIGNATURE PAGES
The Funding Seller

T-MOBILE AIRTIME FUNDING LLC

By: /s/ J. Braxton Carter
Name: J. Braxton Carter Title: Executive Vice President & Chief Financial Officer

Master Receivables Purchase Agreement

The Performance Guarantor

T-MOBILE US, INC.

By: /s/ J. Braxton Carter
Name: J. Braxon Carter Title: Executive Vice President & Chief Financial Officer

Master Receivables Purchase Agreement

The Servicer

T-MOBILE PCS HOLDINGS LLC

By: /s/ J. Braxton Carter
Name: J. Braxton Carter Title: Executive Vice President & Chief Financial Officer

Master Receivables Purchase Agreement

The Purchaser

BILLING GATE ONE LLC

By: Billing Gate One Trust, as Manager By: Wells Fargo Delaware Trust Company, National Association, solely as Trustee and not in its individual capacity By: /s/ Sandra Battaglia
Name: Sandra Battaglia Title: Vice President

Master Receivables Purchase Agreement

The Bank Purchasing Agent

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

By: /s/ Martin Scheele	By: /s/ Matthias Wyrwoll
Name: Martin Scheele Title: Senior Vice President	Name: Matthias Wyrwoll Title: Director

Master Receivables Purchase Agreement

ANNEX 1

ADDRESSES
Funding Seller:
Dirk Wehrse
Vice President, Treasury & Treasurer
T-Mobile Airtime Funding LLC
12920 SE 38th Street
Bellevue, WA 98006
Facsimile: (425) 383-4840
With a copy to:

T-Mobile Airtime Funding LLC
Attn: General Counsel
12920 SE 38th Street
Bellevue, WA 98006
Facsimile: (425) 383-4840
Purchaser:
Billing Gate One LLC
c/o Billing Gate One Trust, as Manager
c/o Wells Fargo Delaware Trust Company, N.A., as Trustee
919 N. Market Street, Suite 1600
Wilmington, Delaware 19801
Attn: Corporate Trust Administration
Fax: (302) 575-2006
Phone: (302) 575-2016
E-mail: Sandra.Battaglia@wellsfargo.com
With a copy to the Bank Purchasing Agent.
Bank Purchasing Agent:
Landesbank Hessen-Thüringen Girozentrale
Neue Mainzer Straße 52-58
60311 Frankfurt am Main
Germany
Contact:    Matthias Wyrwoll / Björn Mollner / Björn Reinecke
Tel:        +49 (0)69 9132 – ext: 5750 / 5208 / 3489
Fax:        +49 (0)69 9132 4190
E-mail:        matthias.wyrwoll@helaba.de, bjoern.mollner@helaba.de, bjoern.reinecke@helaba.de

ANNEX 2

(Reserved)

ANNEX 3

ELIGIBLE RECEIVABLES

(a)	The Contract underlying the Receivable is a standard telecommunications services agreement of the related Originator and is governed by the federal and/or state laws of the United States.

(b)
The Outstanding Balance of such Receivable shall not cause the aggregate Outstanding Balance of all Purchased Receivables (not including Aged Receivables) due from the Obligor with respect to such Purchased Receivable to exceed $50,000 (it being understood that the Servicer will make this determination monthly as of the end of each Collection Period).

(c)
Such Receivable is non-interest bearing and the Nominal Value of such Receivable does not include any default interest or other penalties, fines, fees for late payment or any other breach of the related Contract.

(d)	The period from the Invoice Date to the Due Date with respect to such Receivable does not exceed 30 days.

(e)
The Obligor of such Receivable (i) is a natural person, or, if a corporation, governmental or other business organization, is organized under the laws of the United States or any political subdivision thereof; and (ii) is not an Affiliate of the Originators or the Funding Seller. The telephone number related to the Receivable relates to one of the Designated States.

(f)	The Receivable is denominated and payable in USD in the United States.

(g)	The Receivable is not overdue by more than 30 days or an Aged Receivable.

(h)
The Receivable arises pursuant to a Contract with respect to which the applicable Originator has performed all obligations in all material respects required to be performed by it thereunder in order to have such Receivable become due and payable, including delivery of a bill to the applicable Obligor.

(i)	The Receivable:

(i)	is an “account” or “general intangible” within the meaning of Article 9 of the UCC;

(ii)	is a right to payment of a monetary obligation for goods or services rendered to Obligor; and

(iii)	is not evidenced or otherwise payable by a promissory note, a bill of exchange or other instrument.

(j)
The Receivable, together with the contract related thereto, does not contravene any laws applicable thereto (including laws relating to truth in lending, cost of credit disclosure, fair credit billing, equal credit opportunity, fair debt collection practices and privacy).

(k)	The Receivable was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies.

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(l)	The terms of the underlying Contract with respect to the Receivable do not expressly permit the related Obligor to exercise any right of set-off with respect thereto.

(m)	The Receivable is not a Restricted Receivable.

(n)
The Receivable has been originated by an Originator and validly sold or contributed by such Originator to the Funding Seller with the result that such Funding Seller has good and marketable title thereto (together with the Collections and Related Rights related thereto), free and clear of all Adverse Claims.

(o)
The Receivable is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms except as such enforcement against such Obligor may be limited by any applicable insolvency law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), in each case, under all applicable law, and is, not subject to any litigation, offset, counterclaim or other defense.

(p)	The Receivable was originated in the ordinary course of the applicable Originator’s business and represents the purchase price of “subscriber / air time” services sold by such Originator.

(q)
The Receivable has not been compromised, altered, adjusted or modified for credit reasons nor is it subject to any downward adjustment for Taxes, rebates or other reasons (including by the extension of time for payment or the granting of any discounts, allowances or credits), in each case, other than as permitted or required by the Credit and Collection Policies.

(r)
The disclosure of information necessary to permit the Funding Seller or its assigns to enforce such Receivable against the related Obligor would not result in the breach of any law, agreement (including the underlying Contract), judgment or other instrument by which the related Originator or the Funding Seller is bound.

(s)	At the Closing Date, the Obligor with respect to the Receivable is not the Obligor with respect to any Overdue Receivable payment for which is more than 30 days past due.

(t)
If purchased, the Outstanding Balance of such Receivable would not cause the percentage of the Outstanding Balance of all Purchased Receivables owing from Obligors that are individuals to be less than 51%.

(u)
If purchased, the Outstanding Balance of such Receivable would not cause the percentage of the Outstanding Balance of all Purchased Receivables owing from commercial Obligors to exceed 25% or the Obligors that are governmental entities to exceed 5%.

(v)
If purchased, the Outstanding Balance of such Receivable would not cause the percentage of the Outstanding Balance of all Purchased Receivables in the related Batch owing from Obligors who are identified by the Funding Seller and the Bank Purchasing Agent as “subprime” (Obligors who are not considered part of the ABCL Credit Classes) to exceed 40% on more than two (2) consecutive Settlement Dates.

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(w)	Such Receivable is not subject to any Adverse Claim (other than Adverse Claims arising pursuant to the Transaction Documents) or Subject to Defenses.

(x)
The Funding Seller is not aware of any claims or other facts or circumstances that could result in such Receivable, in whole or in part, becoming subject to any Adverse Claims (other than Adverse Claims arising pursuant to the Transaction Documents) or Subject to Defenses for more than two consecutive Settlement Dates.

(y)	The Funding Seller has all necessary rights in such Purchased Receivable required for the Funding Seller to sell and assign such Receivable to the Purchaser pursuant to this Agreement.

(z)	The related Originator shall have complied with all Requirements of Law in connection with the origination of such Receivable.

(aa)	The related Originator shall have complied in all material respects with the related Contract in connection with the origination of such Receivable.

(bb)	All sales, excise or other taxes with respect to such Receivable shall have been paid to the applicable taxing authority when due other than those being contested in good faith.

(cc)
If purchased, the Outstanding Balance of such Receivable would cause the Average of the Nominal Value of all Receivables purchased hereunder during the three immediately preceding Collection Periods to exceed the Maximum Sales Amount.

(dd)
If purchased, the Outstanding Balance of such Receivable would not cause the percentage of the Outstanding Balance of all Purchased Receivables in the related Batch related to phone numbers in any Designated State to exceed the maximum percentage specified below on more than two (2) consecutive Settlement Dates.

State	Maximum Percentage
MS	0.10%
ND	0.10%
SD	0.10%
VT	0.10%
AR	0.25%
IA	0.25%
KY	0.25%
NC	0.25%
WV	0.25%
WY	0.25%
ME	0.50%
TN	0.50%
DE	1.00%
ID	1.00%
LA	1.00%
NH	1.00%
SC	1.00%

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WI	1.00%
AL	5.00%
CO	5.00%
CT	5.00%
DC	5.00%
HI	5.00%
IN	5.00%
KS	5.00%
MA	5.00%
MD	5.00%
MI	5.00%
MO	5.00%
NM	5.00%
NV	5.00%
OH	5.00%
OK	5.00%
OR	5.00%
RI	5.00%
UT	5.00%
VA	5.00%
MN	5.00%
PA	5.00%
AZ	5.00%
GA	10.00%
NJ	10.00%
WA	10.00%
IL	10.00%
FL	15.00%
NY	15.00%
TX	20.00%
CA	25.00%

(ee)	Such Receivable does not relate to Partner Branded Services, Flexpay or No Credit Family Plans, as each of such terms is used or defined in the books and records of the Originators.

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ANNEX 4

ORIGINATORS

Name	Jurisdiction of Organization	Address
T-Mobile West LLC	Delaware	12920 SE 38th Street Bellevue, Washington 98006
T-Mobile Central LLC	Delaware	12920 SE 38th Street Bellevue, Washington 98006
T-Mobile Northeast LLC	Delaware	12920 SE 38th Street Bellevue, Washington 98006
T-Mobile South LLC	Delaware	12920 SE 38th Street Bellevue, Washington 98006

ANNEX 5

CONDITIONS PRECEDENT
1.    Initial Purchase. The initial purchase of Purchased Receivables hereunder shall be subject to the conditions precedent that the Purchaser shall have received the following documents or the following conditions shall have occurred, each in form and substance satisfactory to the Bank Purchasing Agent:

(a)	Agreements. The Transaction Documents duly executed and delivered by each party thereto, each of which shall be in full force and effect, including, without limitation:
(i)    this Agreement;
(ii)    the Conveyancing Agreement;
(iii)    the Contribution Agreement;
(iv)    the Fee Letters;
(v)    the Account Control Agreement;
(vi)    the KfW Guarantee; and
(vii)    each Notice of Assignment, executed in blank.

(b)
Certificate as to Organizational Documents; Authorization. Certificates dated the Closing Date from an officer of each of the Originators, the Funding Seller, the Performance Guarantor and the Servicer, which shall include the following certifications and to which the following documents shall be attached, all in form and substance satisfactory to the Bank Purchasing Agent: (i) the articles of incorporation, bylaws and any other constitutive or organizational document of such party, certified by an officer of such party as true and correct and in full force and effect, (ii) a certificate of good standing of such party issued as of recent date, (iii) the resolutions of the board and/or shareholders or other equivalent instruments of such party authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, certified by an officer of such party as true and correct and in full force and effect., and (iv) the names and true signatures of the officers of such party authorized to sign the Transaction Documents to be signed by it.

I	Opinions of Counsel. The following opinions (in form and substance satisfactory to the Bank Purchasing Agent and each Bank Purchaser) each dated the Closing Date:

(i)
An opinion of counsel to the Originators, the Initial Purchaser, the Funding Seller, the Servicer and the Performance Guarantor (which may be in-house counsel) regarding corporate organization, existence and authority and such other matters as the Bank Purchasing Agent may reasonably request.

(ii)	An opinion of counsel to the Originators, the Initial Purchaser, the Funding Seller, the Servicer and the Performance Guarantor regarding enforceability, no conflicts, creation

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and perfection of security interests and such other matters as the Bank Purchasing Agent may request.

(iii)	An opinion of counsel to the Originators, the Initial Purchaser, the Funding Seller, the Servicer and the Performance Guarantor regarding such tax matters as the Bank Purchasers may request.

(iv)
An opinion of counsel to the Originators, the Initial Purchaser and the Funding Seller regarding issues of true-sale in connection with the sale of Receivables under the Conveyance Agreement and the Contribution Agreement and as to substantive consolidation between the Initial Purchaser and the Funding Seller.

(d)	UCC Financing Statement. A copy of the UCC financing statements to be filed on the Closing Date pursuant to Section 2.8 of the Agreement.
2.    Each Purchase. Each purchase (including the initial purchase) of Purchased Receivables shall be subject to the further conditions precedent that:
(a)    the Servicer shall have delivered to the Bank Purchasing Agent on or prior to such purchase, in form and substance reasonably satisfactory to the Bank Purchasing Agent, a completed Monthly Report containing information covering the most recently ended Collection Period; and
(b)    on the date of such purchase the following statements shall be true (and acceptance of the proceeds of such purchase shall be deemed a representation and warranty by the Funding Seller that such statements are then true):
(i)    the representations and warranties contained in Article 6 are true and correct in all material respects on and as of the date of such purchase as though made on and as of such date; and
(ii)    no Termination Event has occurred or would be caused to occur by such purchase.

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ANNEX 6

FORM OF MONTHLY REPORT

See attached.

ANNEX 7

SCOPE OF ACCOUNTANT’S REPORT
Scope of Services:

•	Review whether the selected sample of Receivables meet the Eligibility Criteria as described in Annex 3 of the Master Receivables Purchase Agreement

•	Review whether the selected sample of Receivables assigned by the Funding Seller are stated as being assigned to the Purchaser in the Funding Seller’s accounts

•	Review whether the payments for the selected sample of Purchased Receivables have been applied appropriately

•	Select a sample of Monthly Reports and re-perform calculations contained therein
Procedures

•
Sample selection: The adherence to the Eligibility Criteria shall be verified by means of a generally accepted procedure, with a sample size of Purchased Receivables that is mutually agreed upon by the Bank Purchasing Agent and the Servicer. We will use random selection applied through a random number generator as a generally accepted non-statistical sampling method to select the sample of Purchased Receivables.

•	Such other reasonable procedures that are agreed upon by the Bank Purchasing Agent and the Servicer

ANNEX 8

T-MOBILE INFORMATION
DATA CONFIDENTIALITY PROVISIONS

1.CONFIDENTIALITY AND SECURITY. Notwithstanding anything to the contrary stated herein (including Section 12), the parties acknowledge and agree as follows:
1.1    Confidentiality. The parties acknowledge and agree that the Bank Purchasing Agent may be given access to T-Mobile Information under this Agreement. The Servicer shall mark such medium as containing T-Mobile Information. Until the Final Termination Date and for so long as the Bank Purchasing Agent has T-Mobile Information, the Bank Purchasing Agent shall: (a) use at least the same degree of care to prevent unauthorized use and disclosure of such T-Mobile Information as that party uses with respect to its own Confidential Information (but in no event less than a reasonable degree of care); and (b) use such T-Mobile Information only in the performance of its rights and obligations under this Agreement. Following the Final Termination Date, at the request of the Funding Seller, the Bank Purchasing Agent shall return, or at the Bank Purchasing Agent’s option, destroy (and certify in writing such return or destruction) any and all T-Mobile Information received by it pursuant to this Agreement, provided that, notwithstanding the foregoing, the Bank Purchasing Agent may retain such copies of T-Mobile Information as it is required to retain to comply with its internal compliance policies or in accordance with applicable law. The Bank Purchasing Agent shall hold any such retained T-Mobile Information in accordance with the terms of this Agreement. This Section 1.1 shall survive termination of the Agreement. T-Mobile Information is Confidential Information of the T-Mobile Group under this Agreement; provided however that T-Mobile Information shall remain confidential and proprietary even if disclosed by a third party or in breach of the terms of this Agreement.
1.2    Handling of T-Mobile Information. Bank Purchasing Agent: (a) may collect, store, access, use, process, maintain and disclose T-Mobile Information only to fulfill its obligations and exercise its rights and remedies under the Agreement and for no other purpose; and (b) shall, without limiting any other obligations applicable to T-Mobile Information hereunder, treat all T-Mobile Information as Confidential Information of T-Mobile Group. For purposes of this Annex, the acts or omissions of Bank Purchasing Agent and any Person to whom it has disclosed T-Mobile Information are Bank Purchasing Agent’s acts or omissions.
1.3    Security Safeguards. Bank Purchasing Agent is fully responsible for any authorized or unauthorized collection, storage, disclosure and use of, and access to, T-Mobile Information received by it pursuant to this Agreement. Bank Purchasing Agent shall not permit any collection, storage, disclosure or use of, or access to, T-Mobile Information that this Agreement does not expressly authorize. Bank Purchasing Agent shall implement and maintain a written information security program that contains administrative, technical, and physical safeguards (“Safeguards”) appropriate to its business and the protection of T-Mobile Information received by it. Bank Purchasing Agent’s information security program shall meet common industry practices for such Safeguards, including, without limitation, complying with all applicable laws governing the security and handling of T-Mobile Information by Bank Purchasing Agent. Such information security program shall include, without limitation: (a) adequate physical security of all premises in which T-Mobile Information will be processed and/or stored; (b) reasonable precautions taken with respect to the employment of, and access given to, Bank Purchasing Agent personnel, including, without limitation, background checks, training, disciplinary measures, and security clearances that assign specific access privileges to individuals; and (c) an appropriate network security program. Such network security program will include, without limitation: (i) appropriate access controls and data integrity controls; (ii) monitoring, testing and auditing of all controls; and (iii) appropriate corrective action and incident response plans.
1.4    Contractors and Subcontractors. Bank Purchasing Agent shall ensure that only approved contractors and subcontractors (including any subsidiary, parent, affiliate or partner) who have a need to know of the T-Mobile

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Information may access such information, and only if Bank Purchasing Agent requires such contractors and subcontractors to comply with obligations with respect to T-Mobile Information. Bank Purchasing Agent must use at least the same effort, but in no event less than a reasonable amount of effort, to enforce obligations of such individuals with regard to T-Mobile Information as Bank Purchasing Agent uses for its own similar confidential information.
1.5    (Reserved)
1.6    Security Breaches.
(a)    (Reserved)
(b)    Bank Purchasing Agent shall, promptly after confirmation thereof, notify Funding Seller of any actual, probable or reasonably suspected breach of any safeguards or of any other actual, probable or reasonably suspected unauthorized access to, or acquisition, use, loss, destruction, compromise or disclosure of, any T-Mobile Information maintained on the Bank Purchasing Agent Systems (each, a “Security Breach”). In any notification to Funding Seller required under this Section 1, Bank Purchasing Agent shall designate a single individual employed by Bank Purchasing Agent who must be available to Funding Seller during regular business hours of the Pre-Approved Facility (defined below) as a contact regarding Bank Purchasing Agent’s obligations under this Section 1. Bank Purchasing Agent shall: (i) unless prohibited by applicable law, court order or similar legal process, provide reasonable assistance to the Funding Seller in investigating, remedying and taking any other reasonable action Funding Seller deems necessary regarding any Security Breach and any dispute, inquiry or claim that concerns the Security Breach; and (ii) shall provide Funding Seller with assurance reasonably satisfactory to Funding Seller that such Security Breach or potential Security Breach will not recur. Unless prohibited by an applicable law, court order or similar legal process, Bank Purchasing Agent shall also notify Funding Seller of any third-party legal process relating to any Security Breach, including, without limitation, any legal process initiated by any governmental entity (foreign or domestic).
1.7    Information Security Vendor Assessments, Annual Security Audits & Visitation and Inspection Rights.
(a)    Information Security Vendor Assessment (“ISVA”). Funding Seller reserves the right to require Bank Purchasing Agent to complete T-Mobile Group’s ISVA process once per year. Funding Seller may request additional security controls or mitigations plans be implemented and maintained by Bank Purchasing Agent with respect to the T-Mobile Information based on results of an ISVA.
1.8    Access Limitations. Bank Purchasing Agent shall ensure that no persons who have access to T-Mobile Information provided or made accessible to Bank Purchasing Agent under this Agreement are listed on: (a) the Specially Designated Nationals and Blocked Persons list maintained by the U.S. Treasury, Office of Foreign Assets Control; (b) the Denied Persons or Denied Entities lists maintained by the U.S. Department of Commerce, Bureau of Industry and Security; (c) the Debarred Persons List maintained by the U.S. Department of State, Office of Defense Trade Controls; (d) any successors to the foregoing; or (e) any similar official public lists maintained by any agency of the U.S. government with which financial institutions operating in the United States are required to comply. Bank Purchasing Agent will ensure that all T-Mobile Information resides in the United States, unless approved in writing in advance by Funding Seller. Bank Purchasing Agent shall securely store all T-Mobile Information separate from other information of Bank Purchasing Agent or Bank Purchasing Agent’s other customers. Bank Purchasing Agent must first obtain prior written approval from Funding Seller for any deviation from this requirement.
1.9    (Reserved)
1.10    Additional Obligations. Bank Purchasing Agent agrees as follows:
(a)    Bank Purchasing Agent shall not store T-Mobile Information, or any other subscriber information, including, without limitation, call transactional data, call associated data, call identifying data, subscriber

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information and subscriber billing records (collectively, “Subscriber Information”) outside of the United States without Funding Seller’s prior written consent, which may be withheld for no reason, or any reason, in Funding Seller’s sole and absolute discretion. Bank Purchasing Agent is expressly permitted to access and store all Subscriber Information necessary to fulfill its obligations and exercise its rights and remedies under this Agreement in Bank Purchasing Agent’s New York Branch located in New York, New York, USA (a “Pre-Approved Facility”) for the term of this Agreement.
(b)    Bank Purchasing Agent shall provide Funding Seller with at least thirty (30) calendar days’ prior written notice of its desire to store Subscriber Information in another location different from the Pre-Approved Facilities, including description of the communications and/or information, identification of the custodian, identification of the proposed location where the communications and/or information would be stored; and identification of the factors it considered in seeking to store the communications and/or information outside of the Pre-Approved Facilities.
(c)    (Reserved)
(d)    (Reserved)
(e)    (Reserved)
(f)    (Reserved)
(g)    Bank Purchasing Agent shall not disclose Subscriber Information to any foreign government or entity without first, (a) satisfying all applicable U.S. federal, state and local legal requirements, including, if required, receiving appropriate authorization by a domestic U.S. court, or receiving prior written authorization from the U.S. Department of Justice, (b) to the extent not prohibited by law, rule, regulation or court order applicable to the Bank Purchasing Agent (i) notifying Funding Seller of the request for such information within five (5) calendar days of its receipt and (ii) reasonably cooperating with Funding Seller to object to and commence appropriate proceedings to protect the information;]
1.11    T-Mobile Information and Bank Purchasing Agent Access.
(a)    T-Mobile Information. Bank Purchasing Agent shall receive the following T-Mobile Information under this Agreement for the Purchased Receivables on a monthly basis :
(i)    T-Mobile billing account number;
(ii)    T-Mobile invoice ID number;
(iii)    T-Mobile invoice due date;
(iv)    T-Mobile invoice date;
(v)    T-Mobile sold amount for the Purchased Receivables; and
(vi)    T-Mobile Balance for the Purchased Receivables.
(b)    Access Protocol. The T-Mobile Information provided to the Bank Purchasing Agent will be made available through a secured file transfer protocol (“SFTP”) website on the T-Mobile network. Bank Purchasing Agent will be provided with authentication and login credentials by Funding Seller or its affiliates to access the SFTP website and securely obtain the T-Mobile Information. In addition, Funding Seller or its affiliates will provide Bank Purchasing Agent with an email notice monthly when new T-Mobile Information has been posted to the SFTP website and is available to be accessed by the Bank Purchasing Agent.

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ANNEX 9

FORM OF DT PAYMENT GUARANTEE

(A)
We refer to that certain Master Receivables Purchase Agreement, dated as of February 26, 2014, by and among T-Mobile US, Inc. (“TMUS”), T-Mobile PCS Holdings LLC (“PCS” or the “Servicer”), T-Mobile Airtime Funding LLC (the “Funding Seller”), Billing Gate One LLC (“Billing Gate One”), and Landesbank Hessen-Thüringen Girozentrale (“Helaba”) in its capacity as “Bank Purchasing Agent” thereunder (the “Master Receivables Purchase Agreement”); and that certain Onward Receivables Purchase Agreement, dated as of February 26, 2014, by and among Billing Gate One, the “Bank Purchasers” from time to time party thereto, and the Bank Purchasing Agent (the “Onward Receivables Purchase Agreement”). The transactions contemplated by the Master Receivables Purchase Agreement, the Onward Receivables Purchase Agreement and the other Transaction Documents (as such term is defined in the Master Receivables Purchase Agreement) are collectively referred to herein as the “Transaction.” Each capitalized term that is used, but not defined herein, shall have the meaning prescribed by the Master Receivables Purchase Agreement and/or the Onward Receivables Purchase Agreement.

(B)
This guarantee (this “Guarantee”) is the “DT Payment Guarantee” (as such term is defined in the Master Receivables Purchase Agreement), and is being delivered to each of the Purchasing Entities in connection with Section 11.4(i) of the Master Receivables Purchase Agreement.

We, Deutsche Telekom AG, a corporation (Aktiengesellschaft) incorporated under the laws of Germany, registered in the commercial register kept at the local court of Bonn, Germany, under registration number HRB 6794, with its business address at Friedrich-Ebert Allee 10, 53113 Bonn (the “Guarantor”), hereby irrevocably issue this Guarantee in favor of each of the Purchasing Entities (A) as of the date hereof (which, as of the date hereof, include Billing Gate One LLC as the “Purchaser” under the Master Receivables Purchase Agreement, Helaba as the “Bank Purchasing Agent” and each of [current Bank Purchasers] as a “Bank Purchaser”) and (B) from time to time after the date hereof, under the terms and conditions set forth below:

1.	Guarantee

1.1	The Guarantor:

(a)
hereby irrevocably, absolutely and unconditionally guarantees to each of the Purchasing Entities, severally and jointly, as a continuing obligation, the payment of any obligation owing by any member of the T-Mobile Group under the Transaction Documents, whether or not such obligation shall be owed directly or indirectly to any of the Purchasing Entities pursuant thereto (the “Guaranteed Obligations”), which obligations shall include, but not be limited to, the following:

(i)	all of the obligations of the Servicer related to the servicing of the Purchased Receivables, the Related Rights, Collections and other funds pursuant to the Transaction Documents;

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(ii)
all of the respective obligations of any member of the T-Mobile Group related to (1) the sale of Receivables and Related Rights, (2) the segregation and application of Collections and the repurchase of Receivables by the Funding Seller, (3) excess Dilutions and breaches of representations or warranties concerning the Receivables, and (4) the monthly settlement or other periodic settlement of transactions under the Transaction Documents contemplated by, among other sections of the Transaction Documents, Article 2 of the Master Receivables Purchase Agreement; and

(iii)
without limiting the foregoing, the payment when due (from Collections or otherwise), in accordance with the terms of the Transaction Documents, of any amount, other than any amount attributable to an Excluded Amount (as such term is defined below), that may be payable by a member of the T-Mobile Group pursuant to the Transactions, including, without limitation, any and all of the Indemnified Amounts contemplated by Article 9 of the Master Receivables Purchase Agreement and any amount payable by the Performance Guarantor pursuant to Section 19 of the Master Receivables Purchase Agreement; and

(b)	undertake to pay upon demand any amount owed by any member of the T-Mobile Group as a Guaranteed Obligation.
For purposes of this Guarantee, the term “Excluded Amount” shall mean, with respect to any Batch, and for each Settlement Date, the maximum amount of the portion of the Allocated Write-Off Amount for such Batch that is intended to be allocated to, and borne by, the Funding Seller on such Settlement Date pursuant to Section 5.3 of the Master Receivables Purchase Agreement; it being agreed and understood (for the avoidance of doubt) that, for each Batch and each Settlement Date, the “Excluded Amount” related thereto shall be its Maximum Batch Mandatory Repurchase Amount for such Settlement Date.

1.2
Each of the Purchasing Entities, acting severally, or one or more of the Purchasing Entities, acting jointly, from time to time, shall be entitled to make one or more demands for payment under this Guarantee. Each demand for payment must be signed by its or their legal representative(s) or authorized representative(s). It is agreed and understood that the Bank Purchasing Agent itself shall be entitled to make demands on behalf of one or more of the other Purchasing Entities. Any demand hereunder shall be made in writing (without the requirement that any demands or remedies be made or exercised, or any other steps be taken, previously against any member of the T-Mobile Group or any other Person). Any payment to be made by the Guarantor hereunder shall be made after the making of any such demand within three (3) days on which banks are open for general business in Düsseldorf, Germany, and Frankfurt am Main, Germany (each a “Banking Day”).

1.3
We have received a copy of each of the Transaction Documents and are aware of their entire contents. We are also aware that the provisions of such agreements are only binding upon the Purchasing Entities and certain of the members of the T-Mobile Group, whereas our rights and obligations are set out exhaustively in this Guarantee.

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1.4	We shall not be entitled to any right to set-off or counterclaim whatsoever. All payments under this Guarantee shall be made free from any withholding or deduction.

1.5
This Guarantee shall apply with regard to the Transaction as amended or varied from time to time (which may be without our consent, except as may be expressly provided therein). We hereby authorize the parties to the Transaction Documents to agree to any such amendment or variation, the due performance of which and compliance with which by the members of the T-Mobile Group are likewise guaranteed hereunder. Our obligations and liabilities under this Guarantee shall not be discharged by any allowance of time or other indulgence whatsoever by any of the Purchasing Entities to any member of the T-Mobile Group, or by any variation or suspension of the obligations to be performed under the Transaction, or by any amendments to any of the Transaction Documents or to the constitution of any party to the Transaction, or by any Bankruptcy Event with respect to any party to the Transaction, or by any other matters, whether with or without our knowledge or consent.

1.6	Unless otherwise specified in a Purchasing Entity’s written demand, all amounts payable hereunder by us shall be paid to: [refer to relevant accounts in the Transaction Documents].

2.	Maximum Liability
The Guarantor’s maximum liability pursuant to this Guarantee shall be limited to the amount of EUR [the amount that shall equal 110% of the Funding Limit at the issuing date of the guarantee], less any amount paid by the Guarantor pursuant to this Guarantee (the “Maximum Amount”).

3.	Validity Period
The validity period of this Guarantee shall commence on [Date]/[the date hereof] and shall end on the later date of (A) 2 years and 9 months after the Master Receivables Purchase Agreement shall have come into force and (B) the Final Termination Date under the Master Receivables Purchase Agreement (the “Expiry Date”).

4.	Assignment

4.1
This Guarantee shall be effective for the benefit of each of the Purchasing Entities and their respective successors, assignees, and any other company with which any of them may at any time amalgamate. We and our successors shall be bound by this Guarantee notwithstanding any change in our constitution or status or any of our successors.

4.2
We may not assign all or part of our rights or transfer or novate all or part of our obligations under this Guarantee to another party without the prior written consent of each of the Purchasing Entities.

5.	Communications

5.1
Any notice required to be given by a party shall be sent to the other party’s address or facsimile number given herein or such other address or facsimile number as may from time to time be notified for this purpose. The initial addresses and telefax numbers of the parties are:

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The Purchasing Entities	:	[Purchasing Entities]
Fax Number	:	[•]
Address	:	[•]
Attention	:	[•]
The Guarantor	:	Deutsche Telekom AG
Fax Number	:	[•]
Address	:	[•]
Attention	:	[•]

5.2	Any such notice shall be deemed to have been served:

(a)	if delivered by hand, when left at the address required by this clause 4; or

(b)	if posted by prepaid ordinary mail or by prepaid registered letter, at the expiration of three (3) Banking Days after posting thereof; or

(c)
if sent by facsimile and received in readable form, upon the receipt by the sender of the transmission report indicating that the notice has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of three (3) Banking Days after the package containing the same shall have been received by the relevant courier company.

6.	Miscellaneous

6.1
The validity of the remaining provisions of this Guarantee shall not be affected if any particular provision or provisions of this Guarantee or any Transaction Document is or are properly declared illegal, unenforceable or contrary to law or public policy or if a gap in this Guarantee becomes evident and regardless of the value of any collateral provided to the beneficiaries hereof or the release or exchange of any such collateral. In the event that as a result of such declaration or gap any of the rights or obligations of a party are materially affected, the parties shall meet and negotiate in good faith in order to arrive at an amendment of this Guarantee that will as closely as possible reflect what the parties would have intended if they had considered the point at the time of conclusion of this Guarantee. If the parties after such consultations do not agree upon an appropriate amendment to this Guarantee, there shall be deemed to exist a dispute that may be referred to legal proceedings.

6.2
The Guarantor waives any right it may have of first requiring any of the beneficiaries hereunder to proceed against, or enforce any other rights or security or claim from, any person before claiming from it under this Guarantee. This waiver applies irrespective of any non-mandatory law or any provision of this Guarantee or any Transaction Document to the contrary.

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6.3
Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i)
at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the obligations of any member of the T-Mobile Group under the Transaction Documents shall be waived;

(ii)	any of the acts mentioned in any of the provisions of the Transaction Documents shall be done or omitted;

(iii)
    any of the Deutsche Telekom Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any Transaction Document shall be waived or any of the Deutsche Telekom Guaranteed Obligations or any security therefore shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)	any lien or security interest granted to, or in favor of, any of the beneficiaries hereunder as security for the Deutsche Telekom Guaranteed Obligations shall fail to be effective or perfected.
The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any of the beneficiaries hereunder exhaust any right, power or remedy or proceed against any member of the T-Mobile Group or against any other Person under any other agreement, or guarantee of, or security for, any of the Deutsche Telekom Guaranteed Obligations.

6.4
The obligations of the Guarantor under this Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any member of the T-Mobile Group under any Transaction Document is rescinded or must otherwise be restored by any holder of any of the Deutsche Telekom Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify each of the beneficiaries hereunder on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by it or them in connection with such rescission or restoration, including any such costs or expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

6.5
The Guarantor hereby waives its right to take recourse (Rückgriffrecht) against any member of the T-Mobile Group resulting from any demand under this Guarantee until the Guaranteed Obligations have been fully and finally discharged.

6.6
The Guarantor agrees that, as between the Guarantor and the beneficiaries hereunder, the obligations of any member of the T-Mobile Group under any Transaction Document may be declared to be forthwith due and payable as provided therein (and shall be deemed to have become automatically due and payable as provided therein) for the purposes hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such member of the T-Mobile Group and

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that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any member of the T-Mobile Group, as applicable) shall forthwith become due and payable by the Guarantor hereunder.

6.7	This Guarantee is a continuing guarantee, and shall apply to all Deutsche Telekom Guaranteed Obligations whenever arising.

6.8
This Guarantee shall be governed by, and construed in accordance with the laws of, Germany. The courts of Frankfurt am Main, Germany, shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Guarantee.

DEUTSCHE TELEKOM AG

__________________________________ Name: Title:	__________________________________ Name: Title:

For and on behalf of Deutsche Telekom AG

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ANNEX 10
TEMPLATE FOR INVOICES ON SERVICER FEE TO BE ISSUED BY SERVICER SEPARATELY TO EACH BANK PURCHASER PURSUANT TO SECTION 4.3(b)

See attached.

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